                                                Filed Pursuant to Rule 424(b)(1)
                                                             File No. 333-100788

                           [ATLAS MINING COMPANY LOGO]

                                   PROSPECTUS

                              ATLAS MINING COMPANY

        10,000,000 SHARES OF COMMON STOCK OFFERED BY ATLAS MINING COMPANY


This prospectus covers the sale of 10,000,000 shares of our common stock. We may offer and sell these shares from time to time pursuant to this prospectus at $0.10 per share. We are offering up to a total of 10,000,000 shares of common stock on a best efforts basis. The maximum aggregate offering proceeds will be $1,000,000. There will be no escrow account.

We will immediately use all money received from the offering.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the Trading Symbol "ALMI." On December 27, 2002, the average of the bid and asked prices of the common stock on the Bulletin Board was $0.10 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              _____________________

--------------------------------------------------------------------------------

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

                              ATLAS MINING COMPANY
                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----


PROSPECTUS SUMMARY............................................................1
RISK FACTORS..................................................................4
USE OF PROCEEDS...............................................................7
DETERMINATION OF OFFERING PRICE...............................................8
PLAN OF DISTRIBUTION..........................................................9
MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION....................12
DESCRIPTION OF BUSINESS......................................................16
DESCRIPTION OF PROPERTY......................................................22
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.................26
EXECUTIVE COMPENSATION.......................................................27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................28
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.....................29
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............30
DESCRIPTION OF SECURITIES....................................................31
LEGAL PROCEEDINGS............................................................31
INTEREST OF NAMED EXPERTS AND COUNSEL........................................32
INDEMNIFICATION..............................................................32
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
  FINANCIAL DISCLOSURE.......................................................33
INDEX TO FINANCIAL STATEMENTS................................................35

                               PROSPECTUS SUMMARY
                               ------------------

THIS SUMMARY HIGHLIGHTS IMPORTANT INFORMATION ABOUT OUR BUSINESS AND ABOUT THE OFFERINGS. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES. PLEASE READ THE ENTIRE PROSPECTUS.

         Some of the information in this prospectus contains forward-looking statements, including statements relating to anticipated operating results, growth, and financial resources. The forward-looking statements are based on assumptions, including assumptions of future events. It is likely that some of the assumptions will prove to be incorrect for reasons that include those set forth under "Risk Factors." The actual results and our financial position may vary from those projected or implied in the forward-looking statements, and the variances may be material.

                              ATLAS MINING COMPANY

         We are a natural resource company engaged in the acquisition, exploration, and, if warranted, development of its resource properties in the states of Idaho and Utah. We also provide contract-mining services and specialized civil construction services for mine operators, exploration companies, and the construction and natural resource industries through our trade name "Atlas Fausett Contracting." We were originally incorporated on March 4, 1924 in Idaho and commenced our operation on that date.

         We are attempting to revitalize several previously owned mines and to explore the resources of newly acquired mines. We intend to acquire additional properties near our current mines and elsewhere. In addition to exploring potential mineral resources, there are also significant harvestable timber resources on our properties.

         We also intend to expand our contract-mining services. These services were originally developed and marketed to provide us with operating revenues. We hope to increase the profit derived from these services and to utilize our expertise in this area to explore our own properties.

                                HOW TO CONTACT US

         Our executive office is located at 630 East Mullan Avenue, Osburn, Idaho 83849. Our telephone number is (208) 556-1181.

                                                   THE OFFERING

   Total shares outstanding prior to the offering .....     9,673,389 as of December 19, 2002

   Shares being offered by Atlas Mining................     10,000,000 (Maximum)

   Total shares outstanding after the offering
   (assuming full subscription)........................     19,673,389

   Price per share offered to the public by Atlas
   Mining .............................................     $0.10 per share.

   Total proceeds raised by offering...................     Proceeds will be a maximum of $1,000,000.

   Use of proceeds from the sale of the shares ........     We plan to use the proceeds for exploration of
                                                            existing properties. We will also use the net
                                                            proceeds to payoff existing liabilities and for
                                                            working capital.

   Trading Symbol......................................     "ALMI" trading on the Over-the-Counter Bulletin Board.

   Termination of Offering.............................     Our offering will terminate on the one hundred
                                                            eightieth (180th) day following the effectiveness of
                                                            this Registration Statement.


                             SUMMARY FINANCIAL DATA

         The information set forth below for the years ended December 31, 2000 and 2001, and for nine months ended September 30, 2002 are derived from the financial statements included elsewhere in this prospectus. The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.

                                                          YEAR ENDED            NINE MONTHS ENDED
                                                         DECEMBER 31,             SEPTEMBER 30,
STATEMENT OF OPERATIONS DATA:                         2000           2001             2002
                                                  ------------   ------------      ------------
Revenues......................................    $   784,314    $   689,636       $   269,316
Operating Expenses............................        552,791        657,496           516,028
Net Loss......................................       (347,243)      (578,283)         (310,158)
Loss per common share.........................          ($.06)         ($.09)            ($.04)

Weighted average number of common shares
outstanding...................................      5,846,472      6,057,758         7,429,559

                                                          YEAR ENDED            NINE MONTHS ENDED
                                                         DECEMBER 31,              SEPTEMBER 30,
BALANCE SHEET DATA:                                   2000           2001             2002
                                                  ------------   ------------      ------------

       Working capital........................    ($1,145,274)   ($1,302,123)        ($341,446)
       Total assets...........................      1,439,196      1,043,376           519,218
       Total liabilities......................      1,595,731      1,557,527         1,100,798
       Shareholders' equity ..................      ($156,535)     ($514,151)        ($655,209)

                                  RISK FACTORS
                                  ------------

AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING ATLAS MINING AND ITS BUSINESS. ALL FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN AS THEY ARE BASED ON CURRENT EXPECTATIONS AND ASSUMPTIONS CONCERNING FUTURE EVENTS OR FUTURE PERFORMANCE OF ATLAS MINING.

WE ARE CURRENTLY INSOLVENT AND, AS A RESULT, ARE IN DEFAULT ON ONE OF OUR LOANS.

         We have one note payable which is in default, and intend to negotiate with the creditor to settle our debt. We have a note payable to Moss Adams, LLP for accounting services provided to us in 1999 and 2000. The principal of the note is $53,250, with an interest rate of 9%, due in monthly payments of $1,000. The note matured on August 16, 2001. As of November 30, 2002 the current balance, including interest is $64,187. We have a note payable to Fausett International Inc. for $53,500. This note is the settlement balance after returning the majority of contracting equipment and supplies to Fausett. This note is to be repaid from the proceeds of this offering.

         If we are unable to negotiate a settlement of our debt with Moss Adams, LLP, and we are unable to acquire equipment at a more reasonable rate, it would have a material adverse impact on our ability to conduct business, and our financial position.

WE HAVE EXPERIENCED ANNUAL OPERATING LOSSES SINCE SEPTEMBER 1997 AND OUR AUDITORS HAVE INDICATED UNCERTAINTY CONCERNING OUR ABILITY TO CONTINUE OPERATIONS AS A GOING CONCERN

         We have experienced annual operating losses since our reactivation in September 1997. As of September 30, 2002, we had an accumulated deficit of $(3,131,185). We will need to raise additional capital to continue as a going concern. Our auditors have indicated uncertainty concerning our ability to continue as a going concern. We can not assure you that that our proposed projects and services, if fully developed, can be successfully marketed or that we will ever achieve significant revenues or profitable margins.

WE ARE AN EXPLORATION STAGE COMPANY, AND THERE IS NO ASSURANCE THAT A COMMERCIALLY VIABLE DEPOSIT OR "RESERVE" EXISTS IN ANY OF OUR PROPERTIES.

         We are an exploration stage company and cannot assure you that a commercially viable deposit, or "reserve," exists in any of our exploration properties. Therefore, determination of the existence of a reserve will depend on appropriate and sufficient exploration work and the evaluation of legal, economic, and environmental factors. If we fail to find a commercially viable deposit on any of our properties, our financial condition and results of operations will be materially adversely affected.

WE HAVE NOT RECORDED INCOME FOR OUR EXPLORATION ACTIVITIES, AND MAY NOT DO SO IN THE FUTURE.

         To date, none of our exploration properties have warranted further development, and as a result we have not recorded any income from those activities. Additionally, although our timber harvesting activities have generated revenue, we as a company have not yet generated any profit. We may not be able to develop these activities to commercially viable enterprises or to obtain additional properties that are commercially viable. The commodities extracted from our properties may never generate significant revenues or achieve profitability, which will adversely impact our financial condition.

WE WILL NEED ADDITIONAL FINANCING TO FULLY IMPLEMENT OUR BUSINESS PLAN, AND IF WE FAIL TO OBTAIN ADDITIONAL FUNDING WE MAY NOT BE ABLE TO CONTINUE OUR OPERATIONS.

         Since September 1997, we have focused our efforts on developing our business in underground mine exploration, contracting primarily to companies in the mining and civil industries, and other resource development and property acquisitions. We will need to raise additional capital to implement fully our business plan and establish adequate operations. We cannot assure you that we will be able to recover additional public or private financing, including debt or equity financing, as needed, or, if available, on terms favorable to us. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

WE REQUIRE SUBSTANTIAL FUNDS MERELY TO DETERMINE WHETHER COMMERCIAL MINERAL DEPOSITS EXIST ON OUR PROPERTIES.

         Any potential development and production of our exploration properties depends upon the results of exploration programs and/or feasibility studies and the recommendations of duly qualified engineers and geologists. Such programs require substantial additional funds. Any decision to further expand our operations on these exploration properties will involve consideration and evaluation of several significant factors including, but not limited to:

         o Costs of bringing each property into production, including exploration work, preparation of production feasibility studies, and construction of production facilities;
         o        Availability and costs of financing;
         o        Ongoing costs of production;
         o        Market prices for the minerals to be produced;
         o        Environmental compliance regulations and restraints; and
         o        Political climate and/or governmental regulation and control.

WE DO NOT CARRY INSURANCE ON OUR TIMBER ASSETS AND A SIGNIFICANT LOSS OF STOCK DUE TO FIRE, DISEASE OR OTHER CATASTROPHE MAY MATERIALLY REDUCE THE VALUE OF OUR TIMBER ASSETS.

         We do not carry insurance for fire or disease on its timber reserves due to the prohibitive cost and our limited financial resources. As a result, any catastrophic event may significantly reduce the value of our reserves, and consequently reduce our financial position. The timber industry is affected by lumber price movements and adjustments, downturns in the housing industry, and interest rate movements. These factors can reduce the price of timber and lumber on the open market. A significant decrease in the price of timber may reduce income and therefore reduce the value of our stock.

OUR SUCCESS DEPENDS A LARGE PART ON OUR ABILITY TO ATTRACT AND RETAIN OR HIRE KEY PERSONNEL, WHICH WE MAY OR MAY NOT BE ABLE TO DO.

         To operate successfully and manage our potential future growth, we must attract and retain highly qualified key engineering, managerial and financial personnel. We face intense competition for qualified personnel in these areas, and we cannot assure you that we will be able to attract and retain qualified personnel. If we lose our key personnel, which includes our president, William
T. Jacobson, or are unable to hire and retain additional qualified personnel in the future, our business, financial condition and operating results could be adversely affected. We do not have any employment agreements with any of our officers, directors or employees.

WE MAY NOT BE ABLE TO IMPLEMENT OR MAINTAIN FINANCIAL AND MANAGEMENT SYSTEMS WHICH COULD HAVE A MATERIAL ADVERSE AFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         If we fail to implement and maintain financial and management information systems, controls and procedures, add internal capacity, facilities and third-party sourcing arrangements or attract, train, retain, motivate and manage effectively our employees, it could have a material adverse effect on our business, financial condition and results of operations.

THE VALUE OF TIMBER ASSETS MAY FLUCTUATE DUE TO CHANGING TIMBER PRICES, WHICH MAY ADVERSELY IMPACT OUR REVENUES AND OUR FINANCIAL POSITION.

         Although we attempt to harvest timber only when the lumber prices merit it, timber is subject to fluctuation in price. To help offset a change in prices, we try to obtain a price agreement with the lumber mills prior to going into any logging program. We do not currently have any agreements with mills.

Although we attempt to offset this by obtaining agreements with our purchasing mills prior to beginning our logging, we may not be able to account entirely for price variations, which may result in lower revenues than anticipated.

SHARES YOU PURCHASE WILL HAVE A BOOK VALUE LESS THAN THE PRICE YOU PAID FOR THE STOCK.

         If the offering is fully subscribed at a price of $0.10 per share, the stock you purchase will have a book value of $(0.02) per share. If the offering is not fully subscribed, a lower book value per share will result. The book value will be less than the consideration paid for the shares.

SHARES YOU PURCHASE MAY HAVE A MARKET VALUE LESS THAN THE PRICE YOU PAID FOR THE STOCK.

         Our stock is listed on the over-the-counter market. Although the market price as of the date of this registration is above the offering price of $0.10 per share, our market price may fluctuate and drop below this price. If our stock trades at market for less than you paid, or will pay, for the stock you will suffer an immediate decline in the value of your investment. Additionally, if the market price drops below the offering price, we may not be able to sell all the shares registered in this offering.

THERE IS COMPREHENSIVE FEDERAL, STATE AND LOCAL REGULATION OF THE EXPLORATION INDUSTRY THAT COULD HAVE A NEGATIVE IMPACT OUR MINING OPERATIONS.

          Exploration operations are subject to federal, state and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Exploration operations are also subject to federal, state and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of exploration methods and equipment. We require various permits from government bodies for exploration operations to be conducted. We cannot assure you that such permits will be received. No assurance can be given that environmental standards imposed by federal, state or local authorities will not be changed or that any such changes would not have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages that we may elect not to insure against due to prohibitive premium costs and other reasons. Management is aware of the necessity of obtaining proper permits prior to conducting any exploration activity. However, at this point we are not close enough to the production stage to start the permitting process.

APPLICABILITY OF "PENNY STOCK RULES" TO BROKER-DEALER SALES OF OUR COMMON STOCK COULD HAVE A NEGATIVE EFFECT ON THE LIQUIDITY AND MARKET PRICE OF OUR COMMON STOCK.

         Our common stock is listed on the Over-the-Counter Bulletin Board. It is not quoted on any exchange or on NASDAQ, and no other exemptions currently apply. Therefore, the SEC "penny stock" rules govern the trading in our common stock. These rules require, among other things, that any broker engaging in a transaction in our securities provide its customers with the following:

         o        a risk disclosure document,
         o        disclosure of market quotations, if any,
         o disclosure of the compensation of the broker and its salespersons in the transaction, and
         o monthly account statements showing the market values of our securities held in the customer's accounts.

         The broker must provide the bid and offer quotations and compensation information before effecting the transaction. This information must be contained on the customer's confirmation. Generally, brokers subject to the "penny stock" rules when effecting transactions in our securities may be less willing to do so. This may make it more difficult for investors to dispose of our common stock. In addition, the broker prepares the information provided to the broker's customer. Because we do not prepare the information, we cannot assure you that such information is accurate, complete or current.

                                 USE OF PROCEEDS
                                 ---------------

         Assuming the sale of the maximum number of shares offered by Atlas Mining, the net proceeds to us from the sale will be $1,000,000. However, we can not assure you of the amount of proceeds that will be raised, if any at all, since this is a best efforts, no minimum offering. The proceeds will be applied in the following manner, in the approximate percentages identified in table below:

         1. Existing Liabilities. First, we intend to reduce and/or pay down approximately $400,000 in debts. In descending order of priority we will pay down the following existing debts:

                  a. $300,000 to American Mortgage Company for a real estate mortgage collateralized by our Shoshone Co. property
                  b.       $53,500 to Fausett International, a related party
                  c. $46,500 to other liabilities. For further description of the material terms of these debts see our discussion in "Managements Discussion & Analysis - Liquidity and Capital Resources." If the offering is less than fully subscribed, we will pay as many debts as possible to reduce our payments.

         2. Exploration of Dragon Mine. When all current liabilities are paid down, we will spend $250,000 of the proceeds to commence exploration work on the Dragon Mine to confirm the existence of the clay, and to determine whether or not we have a commodity in commercially viable quantities. We intend to drill at least 3 exploration holes to verify previous work done on the property, and complete some engineering work to determine if the property can be mined economically.

         3. Working Capital. We will keep approximately $350,000 in our working capital account to make sure that we can meet our day-to-day obligations in a timely manner over the next 12 months.

         The table below indicates our intended use of proceeds based on a range of percentages of shares which may be sold.


                                     MAXIMUM       75% OF       50% OF       25% OF       10% OF
                                     OFFERING     OFFERING     OFFERING     OFFERING     OFFERING
                                     --------     --------     --------     --------     --------
PROCEEDS                           $1,000,000     $750,000     $500,000     $250,000     $100,000
APPLICATION OF PROCEEDS
LEGAL, ACCOUNTING AND OTHER FEES     $100,000     $100,000     $100,000     $100,000     $ 50,000
PAYOFF EXISTING LIABILITIES          $400,000     $300,000     $200,000     $ 75,000     $ 25,000
EXPLORATION OF DRAGON MINE           $250,000     $200,000     $125,000     $ 25,000     $  -----
WORKING CAPITAL                      $250,000     $150,000     $ 75,000     $ 50,000     $ 25,000


         While we currently intend to use the proceeds of this offering substantially in the manner set forth above, we reserve the right to reassess and reassign such use if, in the judgment of our board of directors, such changes are necessary or advisable. At present, no material changes are contemplated. Should there be any material changes in the above projected use of proceeds in connection with this offering, we will issue an amended prospectus reflecting the same.

         If we are unable to generate enough proceeds with this offering to repay our current liabilities, we may use some of the registered shares in exchange for the retirement of existing debt in following descending order of importance:

         1.       Legal fees, accounting and other fees related to offering
         2.       Other debt, as indicated above

                         DETERMINATION OF OFFERING PRICE
                         -------------------------------

OFFERING BY ATLAS MINING:

         We intend to sell the common shares offered by our company at $0.10 per share.

                                    DILUTION

         Our net tangible book value before taking this Offering into consideration at September 30, 2002, was ($655,209) or ($0.075) per share of common stock. The "net tangible book value" represents the amount of the total tangible assets less the total liabilities of Atlas Mining as of September 30, 2002. Our net tangible book value per share represents the net tangible book value of Atlas Mining divided by the total number of shares of common stock outstanding as of September 30, 2002. The holders of such shares of common stock are referred to below as the "Existing Stockholders."

         Without taking into consideration any change in the net tangible book value of Atlas Mining after September 30, 2002 and assuming subscriptions are received and accepted for the maximum number of shares of common stock offered (10,000,000 shares) at the price of $0.10 per share, our adjusted net tangible book value as determined after the receipt of net proceeds from such maximum offering amount, totaling $344,791 will be $0.02 per share of common stock. This represents an immediate increase in our net tangible book value of $0.095 per share of common stock to the Existing Stockholders, and an immediate dilution of $0.08 per share to the investors purchasing shares of common stock in this Offering (the "New Stockholders").

The following table illustrates this per share dilution at September 30, 2002:

Offering Price per share of Common Stock.....................   $0.10

Adjusted net tangible book value per share
of Common Stock at September 30, 2002
before this Offering.........................................  ($0.075)

Increase attributable to the Offering........................   $0.095

Adjusted net tangible book value
per share of Common
Stock after this Offering....................................   $0.02

Dilution in adjusted net tangible book
Value per share of Common
Stock to New Stockholders....................................   $0.095

         In addition, further dilution could occur in the future due to any contracts we may enter into with third party entities for consulting or other services. Should any additional common stock shares be issued for consulting or other services, you may, after the close of this Offering, continue to experience additional dilution to your investment in Atlas Mining Company. The dilution amount may also increase if less than a maximum offering results, as any number of shares sold will increase the pro forma book value per share.

                              PLAN OF DISTRIBUTION
                              --------------------

OFFERING BY ATLAS MINING:

         We are offering up to 10,000,000 shares of our common stock at $0.10 per share. The shares will be sold directly by the company, as represented by President, Chief Executive Officer and Director William Jacobson. The offering will be a self-underwritten best efforts offering. The shares will not be sold through any independent broker dealer or underwriter, so no compensation will be paid with respect to those sales, except for reimbursement of expenses actually incurred on behalf of our company in connection with such activities. In the event that we retain a broker dealer who may be deemed an underwriter, we will file an amendment to our registration statement.

         The offering will remain open for a period of 180 days, unless the entire maximum offering has been sold prior to that time, or we decide, in our sole discretion, to cease all selling efforts. If the market price of our stock drops below the offering price, we expect to be unable to sell these shares. In such a case, we may decide, in our sole discretion, from courses of action that include, without limitation, terminating the offer, changing the offering price, and waiting for the market price of our stock to rise. While we have no plans to extend the period of the offering beyond 180 days, we may decide, in our sole discretion, to extend the period of the offering beyond that time. Our officers, directors and stockholders and their affiliates may purchase shares in this offering. At this time there are no known arrangements with our officers, directors or affiliates to purchase shares in this offering.

         There is no escrow for any of the proceeds of this offering. Accordingly, we will have use of any proceeds received once a purchase order is received and funds have cleared. The proceeds shall be non-refundable except as may be required by applicable law.

         Subject to the requirements of the Securities Act and applicable state securities laws, we plan to offer and sell the units in Idaho, California, Arizona and Florida, however, we may consider accepting subscriptions from interested investors in other states if it is not unreasonably burdensome to comply with applicable securities law requirements in such states. We plan to promote the offering by issuing press releases and advertising in newspapers and on the radio, and we may distribute request cards and mail copies of our press releases, advertisements and this prospectus to prospective investors in those states. Any radio or television broadcasts and written materials used in connection with the offering and not accompanied or preceded by a prospectus will include only such limited information as is permitted under federal and applicable state law. We also plan to hold informational meetings for potential investors at sites in and around our principal business offices in Idaho. Attendance at a meeting will not be required to purchase shares. The informational meetings are intended to give investors an opportunity to ask questions of the directors and officers and, if they choose, to bring their legal or financial advisors to ask questions and obtain information about our business. All attendees at the informational meetings will receive a prospectus.

         We are selling the units through the efforts of Mr. Jacobson, without the use of a registered broker-dealer. Consequently, there may be less due diligence performed in conjunction with this offering than would be performed in an underwritten offering. We consider Mr. Jacobson not to be a broker under the Securities Exchange Act of 1934 because he has not been, and will not be, in the business of effecting transactions in securities for the accounts of others. His participation in our offering is limited to this transaction, and is not part of a general business of effecting securities transactions. We also believe that he is not a broker or associated person of a broker under Rule 3a4-1 of the Securities Exchange Act of 1934, for the following reasons:

- He is not subject to a statutory disqualification under the Exchange Act at the time of his participation in the sale of our securities;

- He will not be compensated for his participation in the sale of our securities by the payment of a commission or other remuneration based either directly or indirectly on transactions in securities;

- He has not been, for the past 12 months, and is not presently an associated person of a broker or dealer; and

- He has not participated in the offering of securities for any issuer more than once every 12 months.

Mr. Jacobson may have assistants who may also provide ministerial help, but their activities will be restricted to the following:

- Preparing written communications and delivering such communications through the mails or other means that does not involve oral solicitation of potential purchasers, provided that such written communications have been approved by us;

- Responding to inquiries of potential purchasers in communications initiated by potential purchasers, provided that the content of such communications is limited to information contained in our registration statement; or

- Performing ministerial and clerical work in effecting any transaction.

                             SUBSCRIPTION PROCEDURES
                             -----------------------

HOW TO SUBSCRIBE

If you desire to purchase our shares of common stock you should:

1. Complete, date and sign the subscription agreement you received with this prospectus, and a form of which is attached as an exhibit to this document;

2. MAKE A CHECK, BANK DRAFT OR MONEY ORDER PAYABLE TO "ATLAS MINING COMPANY" IN AN AMOUNT EQUAL TO THE AGREED UPON SUBSCRIPTION PRICE TIMES THE NUMBER OF SHARES YOU WISH TO PURCHASE; AND

3. Deliver the completed subscription and payment to Atlas Mining at the following address:

                               William T. Jacobson
                      Chairman and Chief Executive Officer
                             630 East Mullan Avenue
                               Osburn, Idaho 83849
                                 (208) 556-1181

         You will not be able to revoke your subscription after you have delivered your executed subscription agreement and payment to us. However, we reserve the right, in our sole discretion, to accept or reject any subscription, in whole or in part for any reason whatsoever, and no subscription agreement is binding on us until accepted. If the offering is over-subscribed, we reserve the right to give preference to subscribers who are residents of Idaho. We also reserve the right to accept subscriptions on a first-come, first-serve basis or on a prorated basis if we receive subscriptions for more than 10,000,000 shares. If we do not accept all or a portion of a subscription, we will return the unaccepted portion of your subscription funds without interest.

         We will notify you promptly following the closing of the offering whether your subscription has been accepted. If we reject your subscription, we will promptly return your subscription agreement and payment, without interest. If we accept your subscription, your check will be deposited in our general account and will become immediately available for use by us for the purposes described in our "Use of Proceeds" discussion.

         The closing of the offering is subject to our determination to terminate the offering, which is subject to our sole discretion, and we will return your investment should we decide to terminate the offering prior to closing.

         If we close on the offering, we will deliver a certificate or certificates representing your ownership of our common stock within 60 days of the initial closing. Our officers and directors and their affiliates may purchase shares in this offering on the same terms as other investors. There is no limit to the amount of securities our officers and directors and their affiliates may purchase in this offering, and any such purchases will be investment purposes only and not with the intent of resale.

         If you have any questions about the offering or how to subscribe, please call Mr. William Jacobson, our Chairman and Chief Executive Officer, at
(208) 556-1181. You should retain a copy of the completed subscription agreement for your records. You must pay the subscription price at the time you deliver your subscription agreement.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION
            ---------------------------------------------------------

         We are a natural resources company engaged in the acquisition and exploration of our resource properties in the states of Idaho and Utah. We also provide contract mining services and specialized civil construction services for mine operators, exploration companies and the construction and natural resource industries through our trade name "Atlas Fausett Contracting."

         Our primary source of revenue is generated by our Atlas Fausett Contracting operations. However, we also have exploration targets and timber.

Contract Mining

         Our contract mining generates 80% of our revenues. This may decrease as we are able to increase operations on our owned properties, and we will adjust our resources accordingly. At this time, we anticipate that our contracting will generate no less than approximately 50% of our revenues.

Property Exploration

         We are currently considered an exploration company. Our efforts in exploration are dependent upon the available funds we can raise to pursue our exploration efforts. During the first nine months of 2002, we had no exploration expenses. We have no assurances that our exploration will result in proving any commercially viable deposits. We realize that additional steps will need to be taken to move from an exploration stage to a development or productions stage.

         The majority of our exploration has been at the Dragon Mine in Juab County, Utah. We have furnished samples of the halloysite clay extracted from this property to potential buyers and distributors. The preliminary results of these samples have been favorable, however, we have not yet received any firm commitments from potential buyers. Once economic viability of this property and product is assured, we will move into the development and productions stage of this property.

Timber

         We will continue to harvest timber on our property. Timber harvesting will be dependent upon lumber prices and weather.

Results of Operations

         Nine months ended September 30, 2002 as compared to nine months ended September 30, 2001

Revenues

         Revenues for the nine month period ending September 30, 2002 were $269,316, and $562,823 for the same period in 2001. The difference was that the company had a sizeable contract in the first quarter of 2001 that we did not have in 2002.

Gross Profit

         Gross profit for the nine months ended September 30, 2002 was $33,210, compared to $174,388 for the same period in 2001. This was attributed to the greater volume of work the Company had in the first quarter of 2001.

General and Administrative Expenses

         As of the nine month period ended September 30, 2002, our general and administrative expenses were $516,028 compared to $343,078 for the same period in 2001. The increase in 2002 was due to the Company's need to borrow more funds to continue operations and its requirement to make higher interest payments.

Capital Expenditures

         For the nine month periods ended September 30, 2001 and 2002, we had no capital expenditures.

Interest Expenses

         Interest payments for the nine month period ended September 30, 2002 was $148,943 compared to $128,155 for the same period in 2001, an increase of 16%. The increase is a result of the Company's continued need to depend on borrowing activities.

Exploration Expenditures

         Exploration expenditures for the period ended September 30, 2002 were $39,600, compared to $89,299 for the same period in 2001. The majority of these expenses were a result of work completed at the Dragon Mine in Juab County, Utah. Our expenditures in exploration are dependent upon other revenues. As a result, we were able to spend more in the previous year than in 2002.

Net Loss

         Our net loss for the nine month period ended September 30, 2002, was ($310,158) compared to ($371,877) for the same period in 2001. Although there was an increase in expenses during 2002 compared to 2001, the net loss for 2002 decreased compared to 2001 as a result of a gain on settlement of debt recognized in 2002.

FISCAL YEAR ENDED DECEMBER 31, 2001 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2000.

         Our operations for the period ended December 31, 2001, and the period ended December 31, 2000 consisted mostly of our contracting work and some exploration activities.

Revenues

         Our total revenues for the period ending December 31, 2001 were $689,636, which is a 12% decrease from the same period the previous fiscal year. The reason for this is due to fewer revenues received in 2001 from both the contracting entity and logging. Our contract mining revenue for the period ending December 31, 2001 was $632,480, a decrease of 2% from the same period of the previous year. Our timber revenue for the period ending December 31, 2001 was $53,144, which is 60% less than the same period the previous year. We logged less in 2001 because the lumber mills were paying less for logs during part of 2001 than in the previous year.

Capital Expenditures

         We had no capital expenditures for the period ending December 31, 2001 and December 31, 2000.

Interest Payments

         Our interest payments for the period ending December 31, 2001 were $126,870, which is an 8% increase from the same period the previous fiscal year. The reason for this is due to the additional borrowing we have had to do in order to continue operations. In September 2001, we borrowed $120,000 from CLS Mortgage for an additional $6,400 cost and we paid an extra interest payment on the equipment purchase agreement with Fausett International of approximately $7,500.

General and Administrative Expenditures

         Our general and administrative expenditures for the period ending December 31, 2001 were $542,127, which is a 8% increase from the same period the previous fiscal year. The reason for this is attributable to additional costs in 2001 not incurred in 2000 of $20,396 in professional fees, and $21,397 in promotional expenses.

Exploration Expenditures

         Our exploration expenses for the period ending December 31, 2001 were $115,369, which is a 58% increase from the same period the previous fiscal year. In 2001 we expensed additional costs on the Dragon Mine, in Juab County, Utah, a property we picked up in the same year.

Net Profit (Loss)

         Our net loss for the period ending December 31, 2001 ($578,283), is
1.66 times more than the same period the previous fiscal year. The reason for this is attributed to less revenue in 2001 than in 2000 ($94,678 less), more exploration expenses in 2001 ($66,619 more), and additional general and administrative expenses in 2001 of $38,041. Gross profit on revenues however was 3% higher in 2001 than 2000 (30% in 2001 and 27% in 2000).

Liquidity And Capital Resources

         To date our activities have been financed primarily through the sale of equity securities as well as revenues from Atlas Fausett Contracting and logging operations. We intend to continue pursuing contracting work and to log our timber properties to help pay for our operations. In 2000 and 2001 the contracting work accounted for about 85% of the total revenues. We have also borrowed from various sources to finance our activities. Our current debt structure is explained below.

         We have a note payable to William Jacobson, an officer and director, which is payable on demand and bearing no interest. The proceeds of this obligation were used for general working capital. The current amount due as of September 30, 2002 is $155,663.09. We have an unsecured line of credit for $50,000 with Textron Financial at an interest rate of prime plus 6%. The balance of the line of credit at December 31, 2001 and 2000 was $32,517 and $39,503, respectively. The current balance as of September 30, 2002 is $27,804. The funds were used for general working capital and are on a revolving credit line. In 2000, we entered into an agreement with Universal Funding for a secured revolving credit line, immediately payable by accounts receivable. At December 31, 2000, and 2001 the balance of the advances were $38,715 and 0, respectively. The current balance at September 30, 2002 is -0-. Interest is payable after 90 days at 0.17% daily. The proceeds of this loan are used for payroll. Accounts payable due as of September 30, 2002 are $71,900 for daily operations and taxes owed.

         We have a note payable to Moss Adams, LLP, an accounting firm, for $53,250 due in monthly payments of $1,000 with a balloon payment due at maturity. The note matured on August 16, 2001. We are currently negotiating with them regarding terms of repayment. The note was for accounting services provided to us in 1999 and 2000. As of September 30, 2002 our current balance, including interest is $64,187. We have a note payable to American National Mortgage due in monthly installments for interest and fees of $18,743.79, maturing on May 31, 2003, and secured by property in northern Idaho. We also have a note payable to CLS Mortgage Company, due in monthly installments of $1,614, including interest at 16%. The note has a current balance of $119,371 and is due in August 2005, secured by the proceeds of our logging activities and collateralized by land and a building on our property in northern Idaho. The funds were used for working capital and will be repaid from logging income. We had a note payable, in the amount of $15,000 to Lovon Fausett, who was a former director. The note was payable on demand and bearing no interest. The proceeds of this note were used for working capital. We also had a note payable to Fausett International due in monthly payments of $15,000, including interest at 8.75% and collateralized by equipment and supplies. This note matured on August 22, 2001. The balance as of December 31, 2001 was $782,741. Lovon Fausett is recently deceased, and as neither he nor his estate are affiliated with the our company, we settled both notes by returning the majority of equipment and canceling all Fausett related obligations for $53,500, which is to be repaid from the proceeds of this offering. We will acquire other equipment at a more reasonable rate in order to continue our operations.

         Our principal sources of cash flow are from our timber properties, which averaged $10,000 per month in fiscal year 2000 and $4,400 per month in 2001, and our contract mining, which averaged $53,000 per month in fiscal year 2000 and 2001. In addition, we also rely on our credit facilities and any public or private equity issuances we may conduct in the future.

         Cash flow from operating activities for the nine month period ended September 30, 2002 was ($495,452) compared to ($157,279) for the same period in 2001, a difference of $338,173. The two major factors for the decrease are the depreciation in 2001 of $131,580 compared to $20,614 in 2002, and the gain on settlement of debt in 2002 of $262,732.

         The Company realized a use of funds of ($1,380) from investing activities for the nine month period ended September 30, 2002, compared to a positive figure of $7,038 for the same period in 2001, a difference of $8,418. The reason for the decrease is that in 2001, the Company realized a collection of a receivable that was not available in 2002.

         Cash flow from financing activities for the nine month period ended September 30, 2002 was $524,089 compared to $72,394 for the same period in 2001, a difference of $451,695. The reason for the increase is that the Company borrowed funds in 2002 to meet its working capital needs until the completion of this offering on Form SB-2. The Company did not need to borrow this amount of funds in the previous year.

         As of April 1, 2002, we rent office space at 630 E. Mullan Avenue in Osburn, Idaho for $300 per month, on a month-to-month basis from the Lutheran Church. We do not have a written rental agreement. In 2000 and 2001, we rented from Fausett International, Inc., owned by Lovon Fausett, and paid $2,200 and $15,400, respectively.

         We agreed to sell shares of Atlas Mining common stock for proceeds of up to $2 million to Summa Metals, a Nevada corporation, at approximately $0.33 per share. During April 2001, we received $95,000 in proceeds from the sale of the common stock. No further payments were made, and we issued 271,430 shares to Summa Metals and cancelled the remainder of the agreement.

         If we do not reduce any of this debt from proceeds of our offering, if we do not renegotiate any of this debt or if repayment is demanded, we would be obligated to pay an average of $64,768 per month or $777,216 for the next fiscal year.

         We will need to obtain additional funding to pursue our business strategy during the next fiscal year. At the present time, we anticipate seeking additional funding through additional private placements, joint venture agreements, production financing, and/or pre-sale loans, although we have no plans to conduct any of these activities at this time. Our inability to raise additional capital to fund operations through the remainder of this year and through the next fiscal year could have a detrimental effect on our ability to pursue our business plan, and possibly our ability to continue as a going concern.

         If we receive less than $1,000,000 in proceeds from the offering, we will attempt to satisfy these debts through a negotiated settlement, and/or ask for extended terms until we can become more profitable or until we can conduct an additional offering to help satisfy these debts. We cannot assure you that any of these events will occur or, if they do occur, when they will occur.

                             DESCRIPTION OF BUSINESS
                             -----------------------

         We are a natural resources company engaged in the acquisition and exploration of our resource properties in the states of Idaho and Utah. We also provide contract mining services and specialized civil construction services for mine operators, exploration companies and the construction and natural resources industries through our trade name "Atlas Fausett Contracting." We were originally incorporated on March 4, 1924 in Idaho and commenced our operations on that date.

         In the future, we intend to be able to acquire additional properties near our current mines and elsewhere. However, we have no plans to acquire properties for the immediate future. In addition to the mineral resources, we also have harvestable timber resources on our properties.

         We also intend to expand our contract mining services. These services were originally developed and marketed to provide us with an operating revenue. We hope to increase the revenue derived from these services and to utilize our expertise in this area to explore our owned properties.

         From 1980 to 1997, we had no activities. In 1997, we acquired the equipment of Fausett International, Inc. for $1,416,099 and began our contracting business. In 2002, we cancelled this agreement and returned the equipment. We were not able to utilize this equipment enough to justify the cost related to owning it. In 1998, we acquired the Sierra Silver Lead Mining Company, an Idaho corporation for $276,157. This merger added an additional
329.18 acres of mineral rights to our current holdings. In 1999, we also acquired the majority outstanding shares of Olympic Silver Resources, Inc., a Nevada corporation for $228,566. The acquisition of Olympic gave us control of an Olympic subsidiary mine in Zacatecas, Mexico. In 2001 our agreement on the mine in Zacatecas expired and we no longer have any interest there. In 1999 we acquired the Aulbach mining claims for $ 50,000, approximately 100 acres of timber and mineral property in northern Idaho. In 1999 we acquired 54% interest in the Park Copper Mining Company for $72,825, which holds 100 acres of timber and mineral property in northern Idaho. In 2001, we entered into a lease purchase agreement on the Dragon Mine in Juab County, Utah for $100,000. We believe this property may contain a deposit of high quality clay, which we plan to explore further. We have also harvested timber on approximately 320 acres of our previously owned and newly acquired properties.

    CONTRACT MINING

         Because of exploration and other budget constraints, mining on our properties has remained idle since the 1980s. However, on August 10, 1997 our board met and approved a plan to revitalize Atlas Mining for the purpose of increasing shareholder value and, in the long term, of making us an operating company with producing mines.

         The first step in this process was to form a contract mining service under the trade name of Atlas Fausett Contracting, which we refer to as AFC. We acquired equipment and tools, we also hired key employees from Fausett International ("Fausett"), a privately held mining contracting firm with over 30 years experience in the mining industry. These employees brought with them extensive knowledge and expertise in all aspects of underground mining.

         AFC began contracting work on August 15, 1997. Among its many services, AFC performs site evaluation, feasibility studies, trouble-shooting and consultation prior to the undertaking of exploration and mine development. AFC's projects include all types of underground mine development, rehabilitation and specialized civil construction. In addition AFC provides mine closures services. Services are contracted for either individually or as joint ventures depending on the requirements of a particular project or the specific needs of an individual client. AFC also handles work under contract from government agencies.

         AFC crews are experienced and have worked on projects in Idaho, Montana, Oregon, Washington, Nevada, Colorado, Arizona, New Mexico, and British Columbia. AFC has the required licenses to work in Idaho, Washington and Montana and has the ability to license in most states in the western United States. AFC operates under a permit from the Mine Safety and Health Administration and also possesses a permit to handle explosives from the Bureau of Alcohol, Tobacco and Firearms.

         AFC was the main contractor at the Mayflower Mine, a Brimstone Gold Corp. project, outside of Whitehall, Montana, and for the Holden Mine closure, a U.S. Government and U.R.S. Corporation project on Lake Chelan, Washington.

         AFC must also compete with other smaller companies that provide contract services related to underground mining. However, AFC has experience in a number of different mining techniques. Besides normal underground mining activities, AFC pursues projects in civil construction which require its expertise in ground stabilization (such as grouting, shotcrete, and rock bolting). AFC has provided tunnel construction expertise for hydroelectric work. AFC also works with government agencies and other mining companies with respect to mine closures to help with industry efforts to alleviate potential hazards from abandoned mines.

         Since AFC mainly concentrates on underground mining activities, there is very little surface disturbance, which is the main environmental concern faced by mining companies whose activities are centered on surface mining.

    TIMBER

         Our entry into the timber industry was commenced primarily as a means of generating cash flow from our exploration properties in northern Idaho. Our intention is to remain in this industry only to the extent that it supplements our revenue while we are conducting our exploration activities. With the amount of timber remaining on Atlas property, we can supplement our revenue for the next couple of years. As we harvest this timber, we will continue to seek out additional exploration properties with harvestable timber. It takes approximately fifteen to twenty years for a tree to mature in northern Idaho, and our current goal is to acquire enough harvestable land to enable us to rotate our logging activities on a yearly basis to allow previously harvested areas the time to grow and mature marketable trees.

         When we sell or timber we contract our logging to a qualified logger, Randy Mattson, whose experience and reputation in the industry qualifies him to negotiate the sale of our timber to various lumber mills in the area. We do not have a written contract with Mr. Mattson, but rather hire him on an as needed basis. As with most commodities, timber is subject to price fluctuations and by government regulation.

         The timber business is a cyclical business with lumber prices that fluctuate based on a number of factors including new housing starts, imports, and government regulations. North Idaho is predominately held by the U.S. government, either by the Forest Service or by the Bureau of Land Management. When these agencies decide to harvest timber the excess timber can affect the price the mills are willing to pay. In recent years there have been less government sales of timber due to the environmental and bureaucratic policies related to these sales. This has put more demand on the privately held timber. We do not hold any contracts with any particular mills. We do, however, supply timber to Louisiana Pacific, a local mill, which constitutes 80% of our annual timber revenues generated, and maintain a good relationship with them. Other factors which create the cyclical nature of this business is the weather. North Idaho has a heavy snowfall each winter, making logging difficult during those months. Consequently we do the majority of our logging efforts in the summer and fall. Our property consists primarily of pine, fir and larch, which is used predominately in the building industry.

         Our logging activities are regulated by the Idaho State Department of Lands. They inspect our logging practices and inform us of any activities that may cause either a safety or an environmental problem. Our logger carries workers compensation and liability insurance, and falls under the guidelines of Occupational Safety and Health Act (OSHA).

    EXPLORATION

         We intend to conduct our exploration activities for silver ore and halloysite clay, and intend to acquire commercially feasible properties that can be put into production with minimal environmental problems and with limited financial resources. We do not intend to seek out other properties to acquire until we have finished conducting our feasibility surveys and other exploration work on our current properties. Although we have not yet generated income from these properties, we are continuing our exploratory work on these properties.

         In 1999, we spent $362,520 on our silver exploration, and $48,750 in 2000. In August 2001, we acquired the Dragon Mine in Juab, Utah and began our clay exploration. Our exploration expenses for the period ending December 31, 2001, were $115,369. We spent 51,525 on our silver exploration, and $63,844 on our clay exploration. As of September 30, 2002, we have spent $39,600 on exploration.

         The halloysite clay is considered a non-toxic material and with proper containment and processing techniques that, if commercially viable amounts are discovered on the property, we feel we can produce a sellable product with minimal environmental consequences. The intended processing will be the crushing, drying, and packaging of the product for shipment. As this is a process that will be achieved only after the exploration stage and development stages are completed, we have not formalized any plans for mining and processing the clay.

         We do not have any customers, suppliers or contracts relating to the silver or clay businesses and are still attempting to complete our exploration of our properties. Should production be warranted in either operation, we intend to generate a list of potential buyers. Each buyer may have a different use for the product and the price and quantity will vary as a result.

         Should any of our exploration activities reach the development and/or production stages, we intend to submit a mining and reclamation plan to the proper state and federal authorities, and will proceed with our activities upon acceptance of our plan. Realizing that this process is sometimes time consuming, if we find that we will be moving forward on this or any other exploration project, we will begin this process as soon as possible.

BUSINESS STRATEGY

         As was noted above, the creation of AFC was done for the purpose of creating an operating revenue for us. We intend to expand our exploration, and our timber production.

         To date our activities have been financed primarily through the sale of equity securities and the issuance of equity for the acquisition of mining property. See "Management's Discussion and Analysis of Financial Condition - Results of Operations."

         We will need to obtain additional funding to pursue our business strategy during the next fiscal year. At the present time, we anticipate seeking additional funding through additional private placements, joint venture agreements, production financing, and/or pre-sale loans, although we have not entered into negotiations for any of these sources at this time. Our inability to raise additional capital to fund operations through the remainder of this year and through the next fiscal year would have a detrimental effect on our viability and capability to pursue our business plan.

COMPETITION

    CONTRACT MINING

         A review of Dun and Bradstreet shows that the main competitors of AFC in the contract mining business are: American Mine Services, Inc.; Dynatec Mining Corporation; Tyson; J.S. Redpath and Small Mines Development. Except for Small Mine Development, each of these companies are larger corporation or part of a larger company which gives them the depth to take on larger projects that require large capital investments.

         Similarly, AFC must compete with other companies that provide contract services related to underground mining. AFC has had the opportunity to compete outside of this area on occasion in that it has used its underground mining expertise in different ways. Such related use of this expertise has been in such things as rock bolting, shotcrete, and grouting for ground support. AFC has provided tunnel construction expertise for hydroelectric work. AFC has also acquired and completed mine closure projects under the jurisdiction of the Forest Service and State and Federal Environmental Agencies.

         The amount of underground contracts for which AFC could bid fluctuates greatly depending and the economic climate of the industry. However on average the total contracts offered are generally between $100 to $120 million per year. The three major competitors to AFC, Redpath, Dynatec and Tyson, get the largest projects, which probably accounts for 80% to 90% of all projects available. The remaining projects are spread out between Small Mines Development, AFC and a few others.

         However, we believe we are in a unique position due to our manpower and mining knowledge and experience. AFC has the ability to compete on larger projects because of its expertise. However, the issue of whether to compete on larger projects depends on our willingness to devote the necessary capital, bonding, and other resources to larger projects when these resources might be better used in the exploration of our own properties. The goal of our management at this time is to show continued growth and profitability in AFC in order to support the total corporate structure, and to utilize the talents and resources of the AFC for our own exploration projects when those resources are available.


         We have noticed less activity in the mining industry in the United States over the past three years. During this period the price of metals has declined while additional costs due to regulations imposed on the industry have driven mining costs upward making mining less profitable. Consequently, the ability to generate a sustainable revenues source from AFC has been hampered. Because we do not know if and when this trend will end, management has decided to find mineable resources on its own to utilize the manpower and equipment available to the company.


    EXPLORATION

         We face a large number of competitors with respect to our exploration activities. Although we may have some advantage with respect to companies smaller than ours, we also face the common disadvantage against larger companies with more available capital. Consequently we have limited our exploration activities to the clay property (Dragon Mine).

    TIMBER

         We face large numbers of competitors in this industry, and our competitors include individuals who may own property in northern Idaho and wish to sell their lumber at market prices to local mills. We are affected by market prices, and as prices fall and competitor suppliers increase, our revenues from this business may fall significantly. Logging activities in northern Idaho are seasonal due to the large amount of snow that accumulates during the winter. We do most of our logging activity in the summer and fall.

GOVERNMENTAL REGULATION

     CONTRACT MINING

         We are subject to the following state and federal regulations with respect to this aspect of our business:

         Most states require a contractors' license before conducting business in their state. Each state has a different procedure for licensing. We estimate the annual cost to maintain our state contractors licenses to be approximately $500 per year. We obtain and pay workers compensation insurance, unemployment, and state withholding in all states in which we work. We handle these functions as a part of our normal clerical process, but estimate that we spend approximately $5,500 per year to maintain this function.

         Several states that we operate in require a permit to handle explosives, and we maintain such a license under the U.S. Bureau of Alcohol Tobacco and Firearms (ATF, USC18, Chapter 40). This license is renewed every three years for $50.00. If we hire new employees that will handle our explosives, we are required to submit information to the ATF. Over the past year, the ATF has asked that we keep in contact with them regarding any projects that require the use of explosives. We estimate our cost each year to be approximately $50 to keep this license in good standing.

         We have always required that the mine owner permit his project with the proper regulatory authority prior to beginning work, which relieves us of liability for this.

         We are licensed under the Mine Safety and Health Act of 1997 (MSHA) (License number: VL-2). We are required to submit quarterly reports of our activities the MSHA and to conduct annual refresher courses for our employees. The annual cost of these functions varies based on the amount of activity; however, we estimate that in the past two fiscal years we have had an annual expenditure of approximately $700 per year, and anticipate the next fiscal year's cost to be the same.

     TIMBER

         We are subject to the following state and federal regulations with respect to this aspect of our business:

         We are regulated by the Idaho state Department of Lands under at the Idaho Forestry Act Title 38, Chapter 1. Under this regulation, the logger must apply for and obtain a Notification of Forest Practices prior to starting a logging project. This permit requires the logger to maintain proper logging practices, including erosion abatement, and fire prevention. The State of Idaho retains $4 per thousand board feet from all logs hauled to the mill, and once the project is completed along with a State inspection verifying that the project was completed according to Idaho Forest Practices Act, the logger applies for a release of these funds. Although we contract out our logging, we may be liable for problems created by the logger as the landowner. However, we take measures to ensure that our contracted loggers are reputable and incidents do not occur. We do not currently have any direct costs related to this regulation.

     EXPLORATION

         We are subject to the following state and federal regulations with respect to this aspect of our business:

         Should we decide to conduct exploration activities in Idaho, we will notify the Idaho State Bureau of Mines as required under Title 47, Chapter 1, the Department of Lands, and the federal Mine Safety and Health Administration of our intent. If we produce any ground disturbance, we will then need to notify the State Department of Environmental Quality to ensure that we are working within their guidelines. However, we do not intend to conduct any exploration in Idaho at this time.

         We do intend to conduct some exploration at the Dragon Mine in Juab County, Utah. The Utah Department of Natural Resources sets the guidelines for exploration based on provisions of the Mined Land Reclamation Act, Title 40-8, Utah Code Annotated 1953, as amended, and the General Rules and Rules of Practice and Procedures, R647-1 through R647-5. We intend to apply for an exploration permit in the near future, which will cost $100 annually.

         We will also apply for authority from the Utah Department of Commerce to conduct business as a foreign corporation in the state as required by Utah Code, Title 16-10A-1501. We will pay $50 for this application and $50 annually thereafter.

         We do not plan to hire any additional people for his process at this time, but will utilize existing employees already covered by Idaho State employment regulations.

EMPLOYEES

         As of September 30, 2002, Atlas Mining and its subsidiaries have five employees. We have also outsourced some of our logging work to a logging contractor who employs approximately ten people. In addition, we periodically utilize the services of various individuals on a consulting basis. We paid a geologist, Richard Tschauder, $36,000 in 2001, and $25,500 as of September 30, 2002, and an industrial minerals consultant, Phlogiston Company, $30,000 in 2001, for their consulting services. We do not have employment agreements with any of our employees. None of our employees are covered by a collective bargaining agreement, we have never experienced a work stoppage, and we consider our labor relations to be excellent.

                             DESCRIPTION OF PROPERTY
                             -----------------------

         We have assets of real property, mineral leases and options. The following section describes our right, title, or claim to our properties and each property's location. This section also discusses our present plans for exploration of the properties, and an estimate of mineralized material located on each property. Please refer to our Glossary at the end of this section for definitions of technical terms used in our discussion.

PRINCIPAL OFFICE
----------------

         We rent office space from the Silver Valley Christian Academy in Osburn, Shoshone County, Idaho. The address of the property is 630 East Mullan Avenue, Osburn, Idaho 83849. The property is a two room office, containing approximately 800 square feet, in a business complex in the downtown area of Osburn, Idaho. The rent is $300 per month and there is no rental agreement.

SHOSHONE COUNTY, IDAHO

         EXPLORATION
         -----------

         We own approximately 800 acres of fee simple property and patented mining claims, and 260 acres of mineral rights and unpatented claims, located in the Coeur d'Alene mining district in Shoshone County, Idaho, commonly referred to as the Silver Valley of North Idaho. Atlas was originally incorporated to pursue mining activities on the Atlas mine property near Mullan, Idaho. This property had some past production of silver, lead, zinc and copper in the early 1900's. However, the existence of minerals on this property cannot be determined without extensive exploration.

         We have no plans for exploration of the Shoshone County mines at this time, and the property is currently mortgaged to CLS Mortgage. If all of our offered shares of stock are sold, then we plan to explore the Dragon Mine in Juab County, Utah. Any revenues we may eventually generate may be used to further explore mines within the Shoshone County area or to acquire new properties wholly unrelated to its Shoshone County properties.

         Our properties are divided into five separate tracts. These sections are named for the mines located in that specific section. The section location and estimated acreage are as follows:

                 SECTION OF THE COEUR D'ALENE MINING DISTRICT ESTIMATED ACRES
Atlas Mine                                  540 acres fee simple and patented, 180 unpatented
Sierra Trapper Creek                        80 acres patented
Aulbach, Section 6 & 7                      100 acres patented
Sierra Silver, Woodland Pk & 9 Mi           60 acres patented, 80 acres mineral rights
Sierra Hardscrabble                         20 acres patented

         The largest section is the Atlas Mine. The underground Atlas Mine, idle since the early 1980's due to exploration budget restraints, is located on the east end of the Coeur d'Alene Mining District in Shoshone County. The property is accessible by interstate freeway and a county maintained road. Geologically, the property lies just south of the Osburn Fault in the Wallace and St. Regis formations. The Mine has over 7,000 feet of tunnels with a rail system and a 2,000-foot internal shaft which can be accessed for future exploration.

         The other properties in Shoshone County have no accessible workings. All the properties are accessible either by state highway, county road or forest service roads.

         TIMBER
         ------

         We estimate that the five properties listed above contain approximately 2 million board feet of harvestable timber. Atlas contracts independent loggers to harvest the timber and deliver it to the mill. The current return to Atlas is approximately $150 per thousand board feet. A board foot of lumber is one foot by one foot by one inch. We implement reforestation techniques to replenish its timber supply. We contract our logging activities to Randy Mattson, who has over 20 years of experience in the industry.

         We acquired our Sierra property through the acquisition of Sierra Silver Lead Mining Company. Through this purchase the Company acquired approximately 329 acres of mineral rights that include approximately 250 acres of surface and timber. Although there was a small amount of zinc mined on the Sierra Silver property, there has been no mining activity for over forty years. Subsequent to the purchase we sold approximately 100 acres.

         The majority of the Sierra property lies south of the Osburn Fault in the Wallace formation, and has no reserves. The property does have approximately 500,000 board feet of timber, which we value at approximately $75,000, which is included in the total timber value estimate in the paragraph above.

         We acquired its Aulbach claims in March 1999 from Trail Gulch Gold Mining Company. Through this purchase, we acquired approximately 100 acres of surface and mineral rights which included timber. We have logged approximately 650,000 board feet of timber on the property with an approximate net value of $105,000.

ZACATECAS, MEXICO
-----------------

         SAN ACACIO MINE

We previously controlled the mining assets of the San Acacio Mine in the Zacatecas District of Mexico until our agreement on the property expired in July 2001.

JUAB COUNTY, UTAH
-----------------

         DRAGON MINE

         The Dragon Mine property, located in Juab County, Utah near the City of Eureka (Tintic Mining District) has been principally exploited for halloysite clay, a rare and high unit value clay mineral. The property consists of 38 patented mining claims, approximately 230 acres, located in the following sections: T10S, R2W, sections 29, 30, 31, and T10S, R3W, Section 36, all relative to the Salt Lake Meridian. Atlas Mining Company currently controls the property through a lease purchase agreement executed on July 10, 2001, with Conjecture Silver Mines, Inc., whose address is P.O.B. 14006, Spokane, Washington 99214. Conjecture Mines acquired the claims through a Quit Claim deed and share exchange with Grand Central Silver Mines, Inc. We signed a lease purchase agreement with Conjecture Silver Mines in August, 2001. Under the agreement, we paid 400,000 shares of common stock valued at $100,000 for a one year lease. Under the terms of the lease agreement we have the right to renew the lease annually for the payment of 100,000 additional shares of common stock, or may buy the property for $500,000 if we have $1,000,000 in sales from the mine in a 12 month period. On June 13, 2002, we notified Conjecture Silver Mines of our intent to renew our lease for an additional year. On July 10, 2002, we issued an additional 100,00 shares of common stock to Conjecture Silver Mines, Inc. for rights to the property for another year. Should we mine the property, if warranted, before we have completed purchase of the property, we are liable to pay a 3% royalty on the gross sales of product from the property. Prior to that, the Dragon Mine was owned by Anaconda and operated by Filtrol Corporation from 1950 to 1977. The property has been idle since 1977. Examination of the mine maps, the open pit and surviving correspondence, coupled with informal interviews of former employees, all lead us to the conclusion that the mining techniques were likely inefficient which combined with developments of synthetic catalysts (the halloysite was mined for petroleum cracking) led the mine to price itself out of business.

         Previous owners records indicate that over 1.1 million tons were mined at the property from 1950 until it closed. Those records also indicate approximately 300,000 tons of mineralized material remain on the property. The previous owners also conducted some exploration core drilling and some reverse circulation drilling, however those records are incomplete. These figures are dependent on the assumption that the old records and maps are accurate. Our analysis of the surviving maps and record lead us to believe that their estimates of 300,000 tons of materialized material is still in place. Their area of influence were no more than 80 feet along strike and 100 feet along dip. There was no chemically quantifiable cutoffs to the mineralized material. It appeared that the most distinguishable factors were visual indicators. The specific gravity they used was a density of 17 cubic feet per ton. Until we are able to conduct our own exploration drilling program, we can not confirm this information. If these records are not correct we may be overstating the estimated mineralization material left in the mine.

         The property is located in the arid mountains approximately 2 miles west of Eureka, Utah and can be accessed via state highway and county road. The property has been mined in the past, however the only evidence of mining is an open pit area and an abandoned head frame. The Union Pacific Railroad has a spur approximately 2 miles from the property. Power is approximately 1.5 miles from the site, and there is no available water on the property at this time.

         We believe the halloysite material formed through the alteration of a shale bed lying between a limestone bed and igneous rocks. The base of the limestone was selectively replaced by iron oxide material with abundant manganese. The shale was altered to halloysite. This unit is evident in the open pit. Following the alteration event, halloysite was squeezed into northeast-striking faults upward through the limestone to the top of the bedrock in places. Our geologists see added potential to the northeast along these faults and in the replaced beds to the east and northeast. This potential has not yet been quantified.

         Samples taken from surface exposures of the halloysite material have been made available to parties interested in conducting suitability tests. Samples have been taken from seven areas within the open pit. On the surface, the halloysite material is chalky white, often stained by iron leaking downward from the iron cap, but a few inches beneath the surface, the halloysite material turns to soft, wet-looking and soapy feeling, often with a bluish tinge. However, this material loses its water content and turns chalky within a few days of exposure to air.

                        DESCRIPTION OF PROPERTY GLOSSARY
                        --------------------------------

Alteration:        Changes in chemical or mineralogical composition of a rock generally produced by weathering or hydrothermal solutions

Clay: A size term regarding particles, regardless of mineral composition, with a diameter of less than four microns, or a group of hydrous alumino-silicate minerals related to the micas

Cross Section:     A profile portraying an interpretation of a vertical
                   section of the earth explored by geophysical and/or geological methods.

Development:       The preparation of an established commercially mineable
                   deposit (reserves) for its extraction which are not in the production stage.

Exploration:       The search for mineral deposits (reserves) which are not in either the development or production stage.

Fault: A fracture or fracture zone along which there has been displacement of the sides relative to one another parallel to the fracture

Formation:         The primary unit of formal mapping or description

Grout: A form of ground stabilization where in cement is pumped into the rock formation

Halloysite:        A clay mineral related to kaolin with essentially the same chemical composition, but has crystals which are slender hollow tubes

Mineral: A naturally formed chemical element or compound having a definite range in chemical composition and usually a characteristic crystal form

Mining Claim:      That portion of mineral lands that a miner takes and
                   holds in accordance with mining laws

Open Pit:          A hole in the ground left by the extraction of material

Reserve: That part of an identified resource from which a useable commodity can be economically and legally extracted at the time of determination

Resource:          A concentration of naturally occurring materials in such form that economic extraction is currently or potentially feasible

Reverse Fault:     A fault on which the hanging wall has been raised
                   relative to the footwall

Shaft:             An excavation of limited area compared to its depth

Shotcrete:         A form of ground stabilization where concrete is sprayed on the rock to give it strength.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
          ------------------------------------------------------------

         The directors, executive officers and significant personnel of Atlas Mining Company and their ages are as follows:

Name                                 Age           Position
----                                 ---           --------
William T. Jacobson                  56            President, CEO, Director
Jack Harvey                          81            Vice President and Director
Kurt Hoffman                         36            Treasurer and Director
Thomas E. Groce                      82            Director
Marqueta Martinez                    53            Secretary and Controller

 INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

         None of the foregoing Directors or Executive Officers has, during the past five years:

         (a) Had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

         (b) Been convicted in a criminal proceeding or subject to a pending criminal proceeding;

         (c) Been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; and

         (d) Been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

         WILLIAM T. JACOBSON joined the Atlas board in 1993 and has served as president, chief executive officer and director to Atlas since August 1997. He has had a fifteen year career in the mining industry and spent fifteen years in the banking industry. Prior to joining Atlas, Mr. Jacobson was a president and director of the Silver Trend Mining Company, located in Kellogg, Idaho. Mr. Jacobson holds a business degree from the University of Idaho. Mr. Jacobson does not hold a board seat in any other public company.

         JOHN "JACK" HARVEY has served as vice president and director to Atlas for 29 years. He received his mining engineering degree from Montana Tech. He worked in Butte, Montana with Anaconda and Arco until he retired about 15 years ago, after a 41 year career. Mr. Harvey does not hold a board seat in any other public company.

         KURT HOFFMAN has served as treasurer and director to Atlas since 1997. Mr. Hoffman has served as president of Trend Mining Company, a publicly traded company (OTCBB:TRDM), since 1998. Mr. Hoffman also owns and has operated Hoffman Mining and Land Services since 1995. Other than TRDM, Mr. Hoffman does not hold a board seat in any other public company.

         THOMAS E. GROCE has been a director to Atlas since 1970. Prior to that, Mr. Groce spent 30 years with Kaiser Aluminum, including the position of secretary-treasurer for 16 years. He retired from Kaiser in 1984. Mr. Groce holds a metallurgical engineering degree from Montana Tech. Mr. Groce does not hold a board seat in any other public company.

         MARQUETA MARTINEZ has served as secretary and controller to Atlas since 1998, and is a full-time employee. She has worked in the mining industry since 1991. Ms. Martinez does not hold a board seat in Atlas Mining or any other public company. Marqueta is also the treasurer for the Shoshone County Habitat for Humanity.

         All directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. Officers are elected annually by, and serve at the discretion of, the Board of Directors. Board members are not presently compensated, but are reimbursed for their expenses associated with attending Board meetings.

                             EXECUTIVE COMPENSATION
                             ----------------------

SUMMARY OF COMPENSATION

         The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the Named Executive Officers, as defined below, for the fiscal years ended December 31, 2001, 2000 and 1999. The named executive officers (the "Named Executive Officers") are Atlas Mining's Chief Executive Officer and the other executive officers of Atlas Mining who each received in excess of $100,000 in total annual salary and bonus for fiscal year 2001. Compensation is shown in the following table:

                                            SUMMARY COMPENSATION TABLE

                                Annual Compensation                            Long-Term Compensation

                                                                                 Awards                 Payouts

                                                                 Restricted      Securities
Name and Principal    Fiscal                  Other Annual       Stock Awards    Underlying           All Other
Position              Year        Salary ($)  Compensation          ($)         Options/SARs (#)     Compensation
William T.            2001          78,000
Jacobson(1)           2000          72,000
CEO                   1999          72,000

(1) Mr. Jacobson's employment began in 1997.

STOCK OPTION GRANTS

         The following table shows all individual grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 2001.

                                 Option/SAR Grants in Last Fiscal Year
                         Number of            Percent of Total
                             Securities Options/SARs
                              Underlying Granted to
                         Options/SARs         Employees in               Exercise or Base    Expiration
Name                     Granted (#)          Fiscal Year                Price ($/SH)        Date

None

___________________

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL-END OPTION VALUES

         Set forth below is information with respect to exercises of stock options by the Named Executive Officers during the fiscal year ended December 31, 2001, and the fiscal year-end value of all unexercised stock options held by such persons.

                                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                           FISCAL YEAR-END OPTION VALUES

                                                    Number of Securities Underlying
                                                    Unexercised                       Value of Unexercised,
                                                    Options Held at                   In-the-Money Options at
                                                    Fiscal Year-End#                  Fiscal Year-End ($)(1)
                     Shares
                     Acquired on    Value
Name                 Exercise (#)   Realized ($)    Exercisable     Unexercisable     Exercisable    Unexercisable

None

EMPLOYMENT AND CONSULTING AGREEMENTS

         We do not have any written employment/consulting agreements with our executive officers and directors.

COMPENSATION OF DIRECTORS

         Members of the Board of Directors are not compensated for serving as directors of Atlas Mining, however expenses may be reimbursed.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                 ----------------------------------------------

         We engage in a number of transactions with interested parties. We make every effort to ensure that these transactions are conducted as arm length transactions. However, at this time we do not have a formal conflicts of interest policy.

         Fausett International, Inc. sold operating equipment and supplies to us in 1997 for a purchase price totaling $1,416,094. The valuation of the operating equipment was done by appraiser Clyde James of Professional Adjusters, Inc. The owner of Fausett International was Lovon Fausett who was also a director for Atlas Mining. The purchase price was paid in cash, capital stock (875,000 shares of common stock valued at $350,000), and a note payable which terms of settlement are discussed below and are described in our discussion entitled "Management's Discussion and Analysis - Liquidity and Capital Resources." As part of the purchase of Fausett International Inc.'s assets, we engaged Fausett International in a consulting agreement, beginning in 1998, to be provided by Lovon Fausett, the majority stockholder of Fausett International Inc., and payable at $1500 per month. We discontinued payments after the first year due to lack of activity in the industry.

         During 2000, Lovon Fausett loaned Atlas Mining $15,000 for use as working capital. The note has been settled with Fausett International according to the terms mentioned below and described in our discussion entitled "Management's Discussion and Analysis - Liquidity and Capital Resources."

         Atlas Mining leased office space from Fausett International for $1,100 per month, on a month-to-month basis. In each of 2001 and 2000, we paid $15,400 and $2,200 respectively. We have recently terminated our lease agreement with Fausett International, and are now renting office space for significantly less because we no longer needed the extra property to store equipment and supplies.

         Due to the recent and unexpected death of Lovon Fausett we have settled with the estate of Lovon Fausett (through the executor Lovon Fausett, his son) and Fausett International, all of the above-mentioned notes relating to obligations to Fausett International and Lovon Fausett for the equipment purchase, the loans and the remainder of outstanding rent. And as of this filing we have only a promissory note of $53,500 to be repaid from this offering to Fausett International.

         During 2001 and 2000, William Jacobson loaned Atlas Mining $31,000 and $36,000, respectively, for use as working capital. The total balance remaining as of December 31, 2001 is $114,648 and 114,501, respectively. The note is payable upon demand and bears no interest.

         Further discussions of these transactions are described in "Management's Discussion and Analysis of Plan of Operation - Liquidity and Capital Resources."

            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS
            --------------------------------------------------------

         As of July 19, 2002, our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "ALMI." Prior to July 19, 2002, our common stock traded on the Over-the-Counter Pink Sheets under the symbol "ALMI." The following table sets forth the high and low bid prices of our common stock, as reported by Pennaluna and Company, Coeur d'Alene, Idaho, for each quarter for the years 2000 and 2001 and for the first three quarters of 2002. The quotations set forth below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                             HIGH          LOW
2000
     First Quarter.....................................      $.25         $.12
     Second Quarter....................................      $.25         $.12
     Third Quarter ....................................      $.12         $.06
     Fourth Quarter ...................................      $.12         $.06

                                                             HIGH          LOW
2001
     First Quarter.....................................      $.09         $.02
     Second Quarter....................................      $.25         $.07
     Third Quarter ....................................      $.25         $.10
     Fourth Quarter....................................      $.15         $.08

                                                             HIGH          LOW
2002
     First Quarter.....................................      $.15         $.08
     Second Quarter....................................      $.13         $.09
     Third Quarter.....................................      $.16         $.07

         As of September 30, 2002, there were approximately 1,690 holders of record of our common stock. We have not paid any dividends on our common stock during the past two years. We expect to continue to retain all earnings generated by our operations for the development and growth of our business, and do not anticipate paying any cash dividends to our shareholders in the foreseeable future. The payment of future dividends on our common stock and the rate of such dividends, if any, will be determined by our board of directors in light of our earnings, financial condition, capital requirements and other factors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
         --------------------------------------------------------------

         The following table sets forth information concerning the beneficial ownership of our shares as of September 30, 2002, for (i) each current Director and each nominee for Director (ii) each officer of Atlas Mining, (iii) all persons known by us to beneficially own more than 5% of the outstanding shares of Atlas Mining shares, and (iv) all officers and Directors of Atlas Mining as a group.

         Unless otherwise noted, we believe that all shares are beneficially owned and that all persons named in the table or family members have sole voting and investment power with respect to all shares owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Each beneficial owner's percentage of ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised. As of the date of this Registration Statement, no options, warrants or rights to acquire shares have been granted.

------------------------------- ------------------------------------------- ---------------------- -------------------
                                                                              NUMBER OF SHARES
        TITLE OF CLASS                   NAME OF BENEFICIAL OWNER            BENEFICIALLY OWNED     PERCENT OF
TOTAL
------------------------------- ------------------------------------------- ---------------------- -------------------
                                William T. Jacobson,
                                Chairman, CEO                                      643,660                7.8%
            Common              630 East Mullan Avenue
                                Osburn, Idaho 83849
------------------------------- ------------------------------------------- ---------------------- -------------------
                                Jack Harvey
                                Vice President, Director                           60,767                  *
            Common              630 East Mullan Avenue
                                Osburn, Idaho 83849
------------------------------- ------------------------------------------- ---------------------- -------------------
                                Kurt Hoffman                                        2,500                  *
                                Treasurer, Director
            Common              630 East Mullan Avenue
                                Osburn, Idaho 83849
------------------------------- ------------------------------------------- ---------------------- -------------------
                                Thomas E. Groce                                    121,340                1.5%
                                Director
            Common              630 East Mullan Avenue
                                Osburn, Idaho 83849
------------------------------- ------------------------------------------- ---------------------- -------------------
                                Marqueta Martinez                                  25,300                  *
                                Secretary
            Common              630 East Mullan Avenue
                                Osburn, Idaho 83849
------------------------------- ------------------------------------------- ---------------------- -------------------
                                Fausett International, Inc.(1)                     539,610                6.5%
                                P.O. Box 968 Common Osburn, Idaho 83849-0968
------------------------------- ------------------------------------------- ---------------------- -------------------
                                All Officers and Directors as a Group
                                (5 persons)                                        853,567               10.3%
------------------------------- ------------------------------------------- ---------------------- -------------------

*  represents less than one percent of the total outstanding shares.
(1) Lovon Fausett was the primary shareholder of Fausett International but is recently deceased.

                            DESCRIPTION OF SECURITIES
                            -------------------------

GENERAL

         Our authorized capital stock consists of 60,000,000 shares of common stock, no par value, of which 9,673,389 are issued and outstanding as of December 19, 2002 and 10,000,000 shares of Preferred Stock, par value $1.00, of which none are issued and outstanding as of September 30, 2002. Our common stock is traded on the over-the-counter market. On January 23, 2003, the average of the bid and asked prices of the common stock on the Bulletin Board was $0.17 per share.

COMMON STOCK

         All of the authorized voting common shares of Atlas Mining are of the same class and, once issued, rank equally as to dividends, voting powers and participation in assets. Holders of common shares are entitled to one vote for each share held of record on all matters to be acted upon by the shareholders. Holders of common shares are entitled to receive such dividends as may be declared from time to time by the Board of Directors, in its discretion, out of funds legally available there from. No shares have been issued subject to call or assessment. There are no preemptive or conversion rights and no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds, nor any cumulative voting rights. The directors of Atlas Mining may from time to time declare and authorize payment of dividends, as they deem advisable. Subject to the rights of members, all dividends on shares shall be declared and paid according to the number of shares held. No dividends have been declared since incorporation. The outstanding shares are fully-paid and non-assessable.

PREFERRED STOCK

         Although we are authorized to issue noncumulative, nonvoting, nonconvertible preferred shares, we have not yet done so, and have not determined any specific terms for any such shares we may offer in the future.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for the shares of common stock is Cottonwood Stock Transfer, Inc., 5899 South State Street, Salt Lake City, Utah 84107. The telephone number is (801) 266-7151.

REPORTS TO SHAREHOLDERS

         We intend to furnish annual reports to shareholders, which will include audited financial statements reported on by our certified public accountants. In addition, we will issue unaudited quarterly or other interim reports to shareholders pursuant to the federal securities laws.

                                LEGAL PROCEEDINGS
                                -----------------

         We are not a party to any legal proceeding or litigation, and none of our property is the subject of a pending legal proceeding. Further, the officers and directors know of no legal proceedings against us or our property contemplated by any person, entity or government authority.

                      INTEREST OF NAMED EXPERTS AND COUNSEL
                      -------------------------------------

         The balance sheets as of December 31, 2001 and 2000 and the statements of operations, stockholders' (deficit) equity and cash flows for the years then ended, as well as the interim financial statements for the nine months ended September 30, 2002 and notes thereto, both of which are included in this prospectus, have been included herein in reliance on the report of Chisholm & Associates, independent auditors, which includes an explanatory paragraph on Atlas Mining Company's ability to continue as a going concern, given on the authority of that firm as experts in accounting and auditing.

         The legality of the securities offered hereby has been passed upon by Pollet, Richardson & Patel, A Law Corporation, Los Angeles, California.

                                 INDEMNIFICATION
                                 ---------------

         The Idaho Revised Statutes and certain provisions of Atlas Mining Company's Articles of Incorporation and Bylaws under certain circumstances provide for indemnification of our Officers, Directors and controlling persons against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our Articles and Bylaws and to the statutory provisions.

         In general, any Officer, Director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

         The circumstances under which indemnification is granted in connection with an action brought on behalf of Atlas Mining Company is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and must not have been adjudged liable for negligence or misconduct.

         Indemnification may also be granted pursuant to the terms of agreements that may be entered in the future or pursuant to a vote of stockholders or Directors. The statutory provision cited above also grants the power to us to purchase and maintain insurance which protects our Officers and Directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by Atlas Mining Company.

         Article VII of the amended Articles of Incorporation state: "A director shall not be held liable to the company or its shareholders for monetary damages for any action taken or any failure to take any action as a director except to the minimum degree required under Idaho law as it now exists or hereafter may be amended. Further, the company is authorized to indemnify, agree to indemnify, or obligate itself or advance or reimburse expenses incurred by its directors, officers, employees, or agents to the full extent of the laws of the state of Idaho as may now or hereafter exist; excepting incidents involving intentional violation of criminal law."

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
           -----------------------------------------------------------
                            AND FINANCIAL DISCLOSURE
                            ------------------------

         We have experienced no recent change in or disagreement with our accountant. Our present auditor, Chisholm & Associates, Box 540216, No. Salt Lake, UT 84054, has been the Company's auditor since 1999. Management of the Company intends to keep Chisholm & Associates as its auditor for the foreseeable future.

                              ATLAS MINING COMPANY

                        CONSOLIDATED FINANCIAL STATEMENTS

              JUNE 30, 2002 (UNAUDITED), DECEMBER 31, 2001 AND 2000

                                 C O N T E N T S

Independent Auditor's Report................................................ 36

Consolidated Balance Sheets................................................. 37

Consolidated Statements of Operations....................................... 39

Consolidated Statements of Stockholders' Equity............................. 40

Consolidated Statements of Cash Flows....................................... 42

Notes to the Financial Statements........................................... 44

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of Atlas Mining Company

We have audited the accompanying consolidated balance sheets of Atlas Mining Company as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well a evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Atlas Mining Company as of December 31, 2001 and 2000 and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Chisholm & Associates

Chisholm & Associates
North Salt Lake, UT
January 23, 2002

                                  ATLAS MINING COMPANY
                               Consolidated Balance sheets

                                         ASSETS
                                         ------

                                              September 30,         December 31,
                                              ------------   ---------------------------
                                                  2002            2001          2000
                                              ------------   ------------   ------------
                                               (unaudited)
CURRENT ASSETS
   Cash - checking                            $    27,257    $        --    $    27,847
   Certificate of deposit                              --             --         50,000
   Investment securities available for sale        13,654         11,464          3,274
   Trade accounts receivable                       57,784         29,667        148,881
   Notes receivable - current                          --             --          5,000
   Other current receivables                       11,479          1,136            126
   Deposits and prepaids                           29,684         26,523         28,995
                                              ------------   ------------   ------------

     Total Current Assets                         136,072         68,790        264,123
                                              ------------   ------------   ------------

PROPERTY AND EQUIPMENT
   Land and tunnels                               345,159        345,159        345,159
   Buildings and equipment                         77,680         77,680         77,680
   Mining equipment                                26,000      1,080,750      1,080,750
   Office equipment                                 1,300         10,000         10,000
   Vehicles                                        27,995         72,972         72,972
                                              ------------   ------------   ------------

                                                  478,134      1,586,561      1,586,561
Less:
     Accumulated depreciation                    (112,618)      (819,098)      (643,657)
                                              ------------   ------------   ------------

     Total Property and Equipment                 365,516        767,463        942,904
                                              ------------   ------------   ------------

OTHER ASSETS
   Mining supplies                                  9,000        207,123        207,123
   Notes receivable - noncurrent                    --             --            25,046
                                              ------------   ------------   ------------

     Total Other Assets                             9,000        207,123        232,169
                                              ------------   ------------   ------------

TOTAL ASSETS                                  $   514,374    $ 1,043,376    $ 1,439,196
                                              ============   ============   ============

       The accompanying notes are an integral part of these financial statements.

                                          37

                                    ATLAS MINING COMPANY
                           Consolidated Balance Sheets (Continued)

                            LIABILITIES AND STOCKHOLDERS' EQUITY
                            ------------------------------------

                                                  September 30,         December 31,
                                                  ------------   ---------------------------
                                                      2002           2001           2000
                                                  ------------   ------------   ------------
                                                  (unaudited)
CURRENT LIABILITIES
   Bank overdraft                                 $        --    $    10,395    $        --
   Accounts payable and accrued expenses              179,730        290,068        273,951
   Accounts payable - related party                        --         44,534         48,557
   Line of credit                                      28,024         32,157         78,218
   Current maturities on long-term debt               815,329        993,759      1,008,671
                                                  ------------   ------------   ------------

     Total Current Liabilities                      1,023,083      1,370,913      1,409,397
                                                  ------------   ------------   ------------

LONG TERM LIABILITIES
   Notes payable                                      734,813        189,249        203,845
   Notes payable - related party                      153,477        912,389        912,242
   Less current maturities on long-term debt         (815,329)      (993,759)    (1,008,671)
                                                  ------------   ------------   ------------

     Total Long Term Liabilities                       72,961        107,879        107,416
                                                  ------------   ------------   ------------

     MINORITY INTEREST                                 73,539         78,735         78,918
                                                  ------------   ------------   ------------

STOCKHOLDERS' EQUITY
   Common stock, no par value; 60,000,000
     shares authorized; 8,114,945, 6,997,283 and
     6,009,853 issued and outstanding shares,
     respectively                                   2,514,045      2,387,445      2,277,421
   Preferred stock, $1.00 par value 10,000,000
    shares authorized, noncumulative nonvoting,
    nonconvertible, none issued or outstanding             --             --             --
   Additional paid-in capital                              --             --             --
   Retained earnings (deficit)                     (3,131,185)    (2,821,027)    (2,242,744)
   Accumulated comprehensive income/(loss)            (30,569)       (30,569)       (30,051)
   Less cost of treasury stock, -0-, -0- and
     324,852 shares, respectively                          --             --       (161,161)
   Prepaid expenses                                    (7,500)       (50,000)            --
                                                  ------------   ------------   ------------

     Total Stockholders' Equity                      (655,209)      (514,151)      (156,535)
                                                  ------------   ------------   ------------

TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                           $   514,374    $ 1,043,376    $ 1,439,196
                                                  ============   ============   ============

         The accompanying notes are an integral part of these financial statements.

                                            38

                                   ATLAS MINING COMPANY
                           Consolidated Statements of Operations

                                         For the nine months      For the years ended
                                         ended September 30,          December 31,
                                            ------------     -----------------------------
                                                2002             2001             2000
                                            ------------     ------------     ------------
                                            (unaudited)
REVENUES                                    $   269,316      $   689,636      $   784,314

COST OF SALES                                   236,106          482,305          572,164
                                            ------------     ------------     ------------

GROSS PROFIT (LOSS)                             33,210           207,331          212,150
                                            ------------     ------------     ------------

EXPLORATION AND
  DEVELOPMENT EXPENSES                               --          115,369           48,750

GENERAL AND
   ADMINISTRATIVE EXPENSES                      516,028          542,127          504,041
                                            ------------     ------------     ------------

TOTAL OPERATING EXPENSES                        516,028          657,496          552,791
                                            ------------     ------------     ------------

OPERATING INCOME (LOSS)                        (482,818)        (450,165)        (340,641)
                                            ------------     ------------     ------------

OTHER INCOME AND (EXPENSES)
   Gain on Settlement of debt                   262,732               --               --
   Interest income                                   10            2,330            2,161
   Miscellaneous income (expense)                   102            1,535              (33)
   Interest expense                             (96,190)        (126,870)        (116,451)
   Gain (loss) on sale of available for
     sale investments                               810               --          (25,598)
   Gain on sale of assets                            --           (5,296)         150,159
   Minority interest                              5,196              183              113
                                            ------------     ------------     ------------

     Total Other Income and (Expenses)          172,660         (128,118)          10,351
                                            ------------     ------------     ------------

INCOME (LOSS) BEFORE
   INCOME TAXES                                (310,158)        (578,283)        (330,290)

PROVISION (BENEFIT) FOR
     INCOME TAXES                                    --               --           16,953
                                            ------------     ------------     ------------

NET INCOME (LOSS)                           $  (310,158)     $  (578,283)     $  (347,243)
                                            ============     ============     ============

NET INCOME (LOSS) PER SHARE                 $     (0.04)     $     (0.09)     $     (0.06)
                                            ============     ============     ============

WEIGHTED AVERAGE
     OUTSTANDING SHARES                       7,429,559        6,057,758        5,846,472
                                            ============     ============     ============

        The accompanying notes are an integral part of these financial statements.

                                            39

                                                        ATLAS MINING COMPANY
                                           Consolidated Statements of Stockholders' Equity
                                        September 30, 2002 (unaudited), December 31, 2001 and 2000

                                      Common Stock        Additional   Retained        Treasury Stock       Accumulated
                                -----------------------    Paid-In     Earnings   ------------------------ Comprehensive   Prepaid
                                   Shares      Amount      Capital    (Deficit)      Shares      Amount       Income       Expense
                                ----------- -----------  ----------- -----------  -----------  -----------  -----------  -----------
Balance, December 31, 1999       5,716,761   2,253,144           --  (1,895,501)    (324,852)    (161,161)     (67,811)          --

2/15/00 - Issuance of common
 stock for services at $.25            400         100           --          --           --           --           --           --

3/13/00 - Issuance of common
 stock for services at $.13         82,692      10,750           --          --           --           --           --           --

8/11/00 - Issuance of common
 stock for services at $.05         75,000       3,750           --          --           --           --           --           --

8/11/00 - Issuance of common
 stock for cash at $.07            135,000       9,677           --          --           --           --           --           --

Net change in unrealized gains
 (losses) on available for sale
 securities                             --          --           --          --           --           --       37,760           --

Net loss for the year ended
 December 31, 2000                      --          --           --    (347,243)          --           --           --           --
                                ----------- -----------  ----------- -----------  -----------  -----------  -----------  -----------

Balance, December 31, 2000       6,009,853   2,277,421           --  (2,242,744)    (324,852)    (161,161)     (30,051)          --

3/27/01 - Issuance of common
 stock for services at $0.10         6,000         600           --          --           --           --           --           --

4/6/01 - Issuance of common
 stock for services at $0.07       300,000      21,000           --          --           --           --           --           --

4/17/01 - Issuance of common
 stock for services at $0.10        10,000       1,000           --          --           --           --           --           --

6/30/01 - Issuance of common
 stock for cash at $0.35           271,430      95,000           --          --           --           --           --           --

7/10/01 - Issuance of common
 stock for lease at $0.25          400,000     100,000           --          --           --           --           --     (100,000)

8/13/01 - Issuance of treasury
 stock for services at $0.18            --          --           --          --      305,852       53,585           --           --

8/13/01 - Difference in issue
 price of treasury stock and
 original repurchase price              --     (97,899)          --          --           --       97,899           --           --

8/13/01 - Cancel treasury stock         --      (9,677)          --          --       19,000        9,677           --           --

                             The accompanying notes are an integral part of these financial statements.

                                                                              40

                                                        ATLAS MINING COMPANY
                                           Consolidated Statements of Stockholders' Equity
                                        September 30, 2002 (unaudited), December 31, 2001 and 2000

                                      Common Stock        Additional   Retained        Treasury Stock       Accumulated
                                -----------------------    Paid-In     Earnings   ------------------------ Comprehensive   Prepaid
                                   Shares      Amount      Capital    (Deficit)      Shares      Amount       Income       Expense
                                ----------- ------------ ----------- ------------ -----------  -----------  -----------  -----------
Net change in unrealized gains
 (losses) on available for sale
 securities                             --           --          --           --          --           --         (518)          --

Amortization of prepaid
 expenses                               --           --          --           --          --           --           --       50,000

Net losses for the year ended
 December 31, 2001                      --           --          --     (578,283)         --           --           --           --
                                ----------- ------------ ----------- ------------ -----------  -----------  -----------  -----------

Balance, December 31, 2001       6,997,283    2,387,445          --   (2,821,027)         --           --      (30,569)     (50,000)

3/8/02 - Issuance of common
   stock for services at $0.10     300,000       30,000          --           --          --           --           --           --

7/10/02 - issuance of common
   stock for services at $0.10     100,000       10,000                                                                     (10,000)

7/17/02 - Issuance of common
  stock for services at $0.07        8,571          600

7/17/02 - Issuance of common
  stock for services at $0.10      150,000       15,000

7/19/02 - Issuance of common
   stock for cash at $0.11           9,091        1,000

8/21/02 - issuance of common
   stock for cash at $0.10          50,000        5,000

9/4/02 - issuance of common
   stock for services at $0.10     125,000       12,500

9/5/02 - issuance of common
   stock for services at $0.25     100,000       25,000

9/11/02 - issuance of common
   stock for services at $0.10     275,000       27,500

Amortization of prepaid
    expenses                            --           --          --           --          --           --           --       52,500

Net loss for the nine months ended
   September 30, 2002 (unaudited)       --           --          --     (310,158)         --           --           --           --
                                ----------- ------------ ----------- ------------ -----------  -----------  -----------  -----------

Balance  September 30, 2002
   (unaudited)                   8,114,945  $ 2,514,045  $       --  $(3,131,185)         --  $        --  $   (30,569)  $   (7,500)
                                =========== ============ =========== ============ =========== ============ ============  ===========

                             The accompanying notes are an integral part of these financial statements.

                                                                              41

                                        ATLAS MINING COMPANY
                                Consolidated Statements of Cash Flows

                                                        For the Nine Months   For the Years Ended
                                                        ended September 30,       December 31,
                                                        ------------------ -------------------------
                                                               2002           2001           2000
                                                            ----------     ----------     ----------
                                                            (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                        $(310,158)     $(578,283)     $(347,243)
   Adjustments to reconcile net income (loss) to net
    cash provided (used) by operating activities:
     Depreciation                                              20,614        175,440        176,140
     Bad debt                                                      --          5,296             --
     Gain on sale of equipment                                     --             --            (79)
    (Gain) loss on sale of investments                           (810)            --         25,598
     Shares issued for services                               110,600         76,185         14,600
     Amortization of prepaid expenses (equity)                 50,000         50,000             --
     Note issued for wages                                         --             --         36,451
     Minority interest                                          5,196           (183)          (113)
     Gain on settlement of debt                              (262,732)            --             --
   (Increase) decrease in:
     Trade accounts receivable                                (28,117)       119,214       (141,671)
     Mining supplies                                               --             --            567
     Deposits and prepaids                                     48,089          2,472           (712)
     Other current receivables                                (10,343)        (1,010)            80
     Deferred taxes                                                --             --         16,953
     Accounts payable and accrued expenses                    (67,791)        22,489        131,298
                                                            ----------     ----------     ----------

       Net Cash Provided (Used) by Investing Activities      (495,452)      (128,380)       (88,131)
                                                            ----------     ----------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from notes receivable                                  --         24,750          2,897
   Proceeds from sale of investments                            1,350             --         38,567
   Purchase of investments                                     (2,730)        (8,700)            --
   Proceeds from sale of property and equipment                    --             --          6,276
                                                            ----------     ----------     ----------

       Net Cash Provided (Used) by Investing Activities        (1,380)        16,050         47,740
                                                            ----------     ----------     ----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from notes payable                                677,696         31,300        395,943
   Payments on notes payable                                 (155,474)       (45,749)      (304,420)
   Proceeds from line of credit                                    --          8,795             --
   Payments on line of credit                                  (4,133)       (54,863)            --
   Proceeds from issuance of common stock                        6,000        95,000          9,677
                                                            ----------     ----------     ----------

       Net cash Provided (Used) by Financing Activities       524,089         34,483        101,200
                                                            ----------     ----------     ----------

             The accompanying notes are an integral part of these financial statements.

                                                 42

                                      ATLAS MINING COMPANY
                        Consolidated Statements of Cash Flows (Continued)

                                                    For the Nine Months   For the Years Ended
                                                     Ended September 30,        December 31,
                                                    ------------------ -------------------------
                                                            2002          2001           2000
                                                         ----------    ----------     ----------
Net increase (decrease) in cash and cash equivalents     $  27,257     $ (77,847)        60,809

Cash and cash equivalents at beginning of year                  --        77,847         17,038
                                                         ----------    ----------     ----------

Cash and cash equivalents at end of year                 $  27,257     $      --      $  77,847
                                                         ==========    ==========     ==========

Supplemental Cash Flows Information:

   Cash paid for interest                                $  96,358     $  52,500      $  84,422
   Cash paid for income taxes                            $      --     $      --      $      --

Supplemental Schedule of Non-cash Investing and
 Financing Activities

   Common stock issued for services                      $ 110,600     $  76,185      $  10,750
   Common stock issued for prepaid expenses              $  10,000     $ 100,000      $      --

           The accompanying notes are an integral part of these financial statements.

                                               43

                              ATLAS MINING COMPANY
                        Notes to the Financial Statements
           September 30, 2002 (unaudited), December 31, 2001 and 2000

NOTE 1 -       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

               a.  Organization

               Atlas Mining Company, ("the Company") was incorporated in the state of Idaho on March 4, 1924. The Company was formed for the purpose of exploring and developing the Atlas mine, a consolidation of several patented mining claims located in Coeur d' Alene mining district near Mullan, Idaho. The Company eventually became inactive as a result of low silver prices.

               In September 1997, the Company became active and purchased substantially all of the operating equipment and mining supplies from Fausett International, Inc., a related party. The purchase price was $1,416,099 which consisted of $50,000 cash, 875,000 shares of the Company's common stock valued at $350,000 and a note payable of $1,016,094. After the purchase, the Company commenced contracting operations through the trade name, Atlas Fausett Contracting. Through Atlas Fausett Contracting, the Company provides shaft sinking, underground mine development and contracting primarily to companies in the mining and civil industries. The Company also pursues property acquisitions and resource development projects.

               In 1997 and 1998, the Company was to exchange 844,560 shares of its common stock for all of the outstanding shares of Sierra Silver Lead Mines, Inc. (Sierra), an Idaho corporation. As of December 31, 1999, 391,114 shares of the Company's common stock had not been exchanged. The Company was unable to locate some of the shareholders of Sierra. Therefore, the Company agreed to transfer the stock to an Atlas Mining Company Trust account in trust for the unlocated shareholders of Sierra Silver.

               The acquisition of Sierra has been recorded as a purchase. The purchase price was $276,157. All of the assets and liabilities of Sierra were transferred to the Company and Sierra ceased to exist.

               In April 1999, the Company exchanged 741,816 shares of its common stock and paid cash of $15,770 for all of the outstanding shares of Olympic Silver Resources, Inc. (Olympic), a Nevada corporation. Olympic holds the rights to the San Acacio Mine in Zacatecas, Mexico. The purchase price was $228,566. The acquisition has been recorded as a purchase and all of the assets and liabilities were transferred to the Company.

                              ATLAS MINING COMPANY
                        Notes to the Financial Statements
           September 30, 2002 (unaudited), December 31, 2001 and 2000

NOTE 1 -       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

               a. Organization (continued)

               In 1998 and 1999, the Company exchanged 71,238 shares of its common stock for 53% of the outstanding shares of Park Copper and Gold Mining, Ltd. (Park Copper), an Idaho corporation. The purchase price was $72,825. The acquisition has been recorded as a purchase.

               b.  Revenue and Cost Recognition

               The Company recognizes income and expenses on the accrual basis of accounting. Revenues from unit price contracts are recognized on the units produced method which management considers to be the best available measure of progress on contracts.

               Contract costs include al direct material and labor costs and those indirect costs related to contract performance, such a indirect labor, supplies, tools, repairs, and depreciation costs. Costs associated with the start-up of contracts are capitalized as deferred contract costs and amortized to expense over the life of the contract. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which revisions are determined.

               Contract claims are included in revenue when realization is probable and can be reliably estimated.

               c.  Bad Debts

               Bad debts on receivables are charged to expense in the year the receivable is determined uncollectible, therefore, no allowance for doubtful accounts is included in the financial statements. Amounts determined as uncollectible are not significant to the overall presentation of the financial statements.

               d.  Basis of Consolidation

               The consolidated financial statements include the accounts of Park Copper & Gold Mining Ltd. Al significant inter-company accounts and transactions have been eliminated in the consolidation.

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
           September 30, 2002 (unaudited), December 31, 2001 and 2000

NOTE 1 -       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

               e.  Earnings (Loss) Per Share

               The computation of earnings per share of common stock is based on the weighted average number of shares outstanding at the date of the financial statements.

                                                           Income (loss)         Shares            Per-Share
                                                            (Numerator)       (Denominator)          Amount
                                                        ----------------    ----------------    ----------------
               For the nine months ended
                September 30, 2002 (unaudited):
                 Basic EPS
                   Income (loss) to common
                     shareholders                       $      (310,158)          7,429,559     $         (0.04)
                                                        ================    ================    ================
               For the year ended December 31,
                2001:
                 Basic EPS
                   Income (loss) to common
                     shareholders                       $      (578,283)          6,057,758     $         (0.09)
                                                        ================    ================    ================
               For the year ended December 31,
                 2000:
                 Basic EPS
                   Income (loss) to common
                     shareholders                       $      (347,243)          5,846,472     $         (0.06)
                                                        ================    ================    ================

               f.  Cash and Cash Equivalents

               The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

               g.  Income Taxes

               Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss, tax credit carry-forwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
           September 30, 2002 (unaudited), December 31, 2001 and 2000

NOTE 1 -       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                                                                         September 30,          December 31,
                                                                         ------------- ---------------------------
                                                                              2002          2001         2000
                                                                         ------------- ------------- -------------
               Deferred tax assets:
                   Net operation loss carry-forwards                     $    466,915  $    466,915  $    321,651
                  Contribution carry-forwards                                     148           148           148
                  Unrealized loss on available for
                     sale securities                                            7,630         7,630         7,550
                                                                         ------------- ------------- -------------

                       Total Deferred Tax Assets                              474,693       474,693       329,299
                        Valuation allowance for deferred
                          tax assets                                         (464,567)     (464,567)     (316,332)
                                                                         ------------- ------------- -------------

                                                                               10,126        10,126        12,967
                                                                         ------------- ------------- -------------

                       Deferred tax liabilities:
                          Tax over book depreciation                           10,126        10,126        12,967
                                                                         ------------- ------------- -------------

                       Total Deferred Tax Liabilities                          10,126        10,126        12,967
                                                                         ------------- ------------- -------------

                                                                         $          -  $          -  $          -
                                                                         ============= ============= =============

               At December 31, 2001, the Company has net operating losses of $1,604,355 which expire from 2002 through 2020.

               h.  Available for Sale Investments

               Management determines the appropriate classification of marketable equity security investments at the time of purchase and reevaluates such designation as of each balance sheet date. Unrestricted marketable equity securities have been classified as available for sale. Available for sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported as a net amount in accumulated comprehensive income. Realized gains and losses and declines in value judged to be other-than-temporary on available for sale securities are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available for sale are included in investment income.

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
           September 30, 2002 (unaudited), December 31, 2001 and 2000

NOTE 1 -       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

               h. Available for Sale Investments (Continued)

               Following is a summary of available for sale equity securities which are concentrated in companies in the mining industry:

                                                                  Gross             Gross
                                                               Unrealized         Unrealized     Estimated
                                                 Cost             Gains             Losses       Fair Value
                                             ---------------  --------------  ---------------  ---------------
               September 30, 2002
                 (unaudited)                 $       44,223   $           -   $      (30,569)  $       13,654
               December 31, 2001             $       42,033   $           -   $      (30,569)  $       11,464
               December 31, 2000             $       33,325   $           -   $      (30,051)  $        3,274

               i.  Mining Supplies

               Mining supplies, consisting primarily of bits, steel, and other mining related equipment, are stated at the lower of cost (first-in, first-out) or market. In addition, equipment repair parts and maintenance items are also included at cost.

               j.  Use of Estimates

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. In these financial statements assets and liabilities involve extensive reliance on management's estimates. Actual results could differ from those estimates.

               k.  Property and Equipment

               Property and equipment are carried at cost. Depreciation and amortization is computed on the straight-line method over the estimated useful lives of the assets as follows:

                                                                 Estimated
                                                                Useful Life
                                                                -----------

               Building                                         39 years
               Mining equipment                                 2-8 years
               Office and shop furniture and equipment          5-8 years
               Vehicles                                         5 years

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
           September 30, 2002 (unaudited), December 31, 2001 and 2000

NOTE 1 -       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

               k. Property and Equipment (Continued)

               In accordance with Financial Accounting Standards Board Statement No. 121, the Company records impairment of ling-lived assets to be held and used or to be disposed of when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount. At September 30, 2002 (unaudited), December 31, 2001 and 2000, no impairments were recognized.

               l.  Financial Instruments

               The recorded amounts of financial instruments, including cash equivalents, receivables, investments, accounts payable and accrued expenses, and long-term debt approximate their market values as of September 30, 2002 (unaudited), December 31, 2001 and 2000. The Company has no investments in derivative financial instruments.

               m. Mining Exploration and Development Costs

               The company has elected to expense all mining exploration and development costs due to the inactivity of their mining operations. At such a time as mining continues in any of the Company's properties, the Company will capitalize costs of developing the properties, when future benefit of the costs can be identified.

NOTE 2 -       GOING CONCERN

               The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is dependent upon raising capital to continue operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. It is management's plan to raise additional funds to continue its operations. In 2001 and 2000 the Company pursued an SB-2 filing with the Securities and Exchange Commission (SEC). It is managements intent to continue the filing process, which when completed will fully register Atlas Mining Company as required by the SEC, and authorize the Company to offer 6 million shares of common stock for sale. Management intends to cut back overhead expenses enough to survive on logging revenues the next twelve months. In addition, management intends to exploit the Dragon Mine to generate revenues, and if operations don't provide enough operating capital, the company will sell restricted shares to accredited investors, and refinance properties and receive cash-back from the equity therein.

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
           September 30, 2002 (unaudited), December 31, 2001 and 2000

NOTE 3 -       NOTES RECEIVABLE

               Notes receivable at September 30, 2002 (unaudited), December 31, 2001 and 2000 consist of the following:

                                                                   September 30,             December 31,
                                                                   -------------  ---------------------------
                                                                       2002           2001            2000
                                                                   -------------  -------------  ------------
                                                                     (unaudited)
             Note receivable bearing interest at 10% per
             annum, Due in annual installments of $5,000
             plus accrued interest, secured by property                       -             -         30,046

                  Total                                                       -             -         30,046

             Less current portion                                             -             -          5,000

             Notes receivable - long term                          $          -   $         -    $    25,046

NOTE 4 -     LONG-TERM LIABILITIES

             Long-term liabilities are detailed in the following schedules as of September 30, 2002 (unaudited), December 31, 2001 and 2000:

                                                                     September 30,               December 31,
                                                                   ---------------- ------------------------------
                                                                          2002           2001            2000
                                                                   ---------------- --------------- --------------
                                                                    (unaudited)
             Note payable to a mining company,
             payable on demand and bears no interest               $       64,700  $            -  $            -

             Note payable to a company, due in monthly payments
             of $1,000 with a balloon payment due at maturity,
             including interest at 9%.
             The note matured August 16, 2001                               53,250          53,250          53,250

             Note payable to a lending company, due
             in monthly installments of $578, including
             interest at 11.99%. The note is due in August
             2003 and collateralized by a vehicle.                          12,244          16,393          17,450

             Note payable to a mortgage company, due in monthly
             installments of $1,614, including interest at 16%.
             The note is due in August 2005, secured by the
             proceeds of a logging agreement and collateralized by
             land and a building.                                          119,511         119,606         119,981

             Note payable to a mortgage company, due in monthly
             Payments of $3,013.50, including interest at 38%. The
             Note is due in October 2003, secured by property.              86,100              --              --

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
           September 30, 2002 (unaudited), December 31, 2001 and 2000

NOTE 4 -     LONG-TERM LIABILITIES (Continued)

                                                                     September 30,               December 31,
                                                                   ---------------- ------------------------------
                                                                          2002           2001            2000
                                                                   ---------------- --------------- --------------
                                                                     (unaudited)
             Note payable to a lending company,
             principal due at maturity and bears
             interest at 5%. The note is due in
             in May 2003 and is collateralized
             by land.                                                      345,508               -               -

             Note payable to a company, principal due
             at maturity with interest at 7%. The note
             is to be repaid when the proceeds are
             received from an offering of common stock.                     53,500               -               -

             Note payable to a bank, principal due at
             maturity with interest at 11%.  The note
             matured February 1, 2001.                                           -               -          13,164

             Total Notes Payable                                           734,813         189,249         203,845

             Notes payable - related party:

             Note payable to Fausett International Inc.
             due in monthly payments of $15,000, including
             interest at 8.75% and is collateralized by all
             equipment and mining supplies. The note
             matured August 22, 2001.                                            -         782,741         782,741

             Note payable to an officer, payable on
             demand and bears no interest.                                 153,477         114,648         114,501

             Note payable to a board of director,
             payable on demand and bears no interest.                            -          15,000          15,000

             Total Notes Payable - Related Party                   $       153,477  $      912,389  $      912,242

             Total Long-term Liabilities                           $       888,290  $    1,101,638  $    1,116,087

             Less Current Portion                                         (661,852)        (81,370)
(96,429)
             Less Current Portion-related party                           (153,477)       (912,389)
(912,242)

             Total Current Portion                                              --        (993,759)
(1,008,671)

             Total Long-Term Liabilities                           $        72,961  $      107,879  $      107,416

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
           September 30, 2002 (unaudited), December 31, 2001 and 2000

NOTE 4 -       LONG-TERM LIABILITIES (Continued)

               Future minimum principal payments on notes payable are as follows:

                     2003                                         $     815,329
                     2004                                                50,974
                     2005                                                21,987
                     2006                                                     -
                                                                  --------------
                     Total                                        $     888,290
                                                                  ==============

NOTE 5 -       LINE OF CREDIT

               In 2002, 2001 and 2000, the Company has an unsecured line of credit for $50,000 at an interest rate of prime plus 6%. The balance of the line of credit at September 30, 2002 (unaudited), December 31, 2001 and 2000 is $28,024, $32,517 and $39,503,
               respectively.

               In 2000, the Company entered into an agreement whereby advances are received by pledging accounts receivable as collateral. At September 30, 2002 (unaudited), December 31, 2001 and 2000, the balance of the advances is $0 and $38,715, respectively. Interest is payable after 90 days at .17% daily.

NOTE 6 -       RELATED PARTY TRANSACTIONS

               In 1997, the Company purchased the operating equipment and mining supplies from Fausett International, Inc. The owner of Fausett is also a Board of Director of the Company. The balance of the notes payable in connection with the purchase as of December 31, 2001 and 2000 is $782,741. No principal payments were made during 2001 and 2000. The interest paid during 2001 and 2000 was $52,500 and $60,000, respectively.

               During 2000, a Board of Director loaned the Company $15,000. The note is payable upon demand and bears no interest. The balance of the note at September 30, 2002 (unaudited), December 31, 2001 and 2000 is $0, $15,000 and $15,000, respectively.

               During 2001 and 2000 the Company leased office space from a Board of Director for $1,100 per month, on a month to month basis. In 2001 and 2000, the Company paid $15,400 and $2,200, respectively.

               The Company entered into a consulting agreement in connection with the asset purchase of Fausett International, Inc. The owner was to be paid $1,500 per month for 36 months beginning October 1, 1997. There were no payments made during 2001 and 2000.

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
           September 30, 2002 (unaudited), December 31, 2001 and 2000

NOTE 6 -       RELATED PARTY TRANSACTIONS (Continued)

               During 2002, 2001 and 2000, an officer loaned the Company $42,829, $31,300 and $36,000, respectively. During 2002, 2001 and
               2000, the Company paid $-0-, $31,153 and $-0- on the loan. The loan balance at September 30, 2002 (unaudited), December 31, 2001 and 2000 is $153,477, $114,648 and $114,501, respectively.

               On February 5, 2002, the company signed an agreement to settle its outstanding debt, accrued interest and accounts payable due to a related party. The total balance payable to the related party at December 31, 2001 was approximately $890,000. The Company has agreed to return to the related party assets which have a net book value of approximately $679,000 at December 31, 2001. In exchange, the related party has forgiven the debt of $890,000 and has accepted a new note in the amount of $53,500.

NOTE 7 -       STOCK OPTIONS

               In 1998, the Company adopted a non-qualified stock option plan authorizing the granting to officers, directors, or employees options to purchase common stock. Options are granted by the Administrative Committee, which is elected by the Board of Directors. The number of options granted under this plan and any other plans active may not exceed 10% of the currently issued and outstanding shares of the Company's common stock. The term of each option granted is determined by the Committee, but cannot be for more than five years from the date the option is granted. The option priced per share with each option granted will be fixed by the Administrative Committee on the date of grant. At June 30, 2002 (unaudited) and December 31, 2001, no options had been granted under this plan.

               The Company adopted an incentive stock option plan in 1998. The stock option plan permits the Company to grant to key employees options to purchase shares of stock in the Company at the direction of the Committee. The price of shares purchased must be equal to or greater than fair market value of the common stock at the date. At June 30, 2002 (unaudited) and December 31, 2001, no options have been granted under the plan.

NOTE 8 -       COMMITMENTS AND CONTINGENCIES

               On July 10, 2001, the Company entered into an agreement to lease and possibly purchase a mine in Juab County, UT. The Company has the sole option to renew the lease on an annual basis. The Company paid the first year of the lease through the issuance of 400,000 shares of its common stock valued at $100,000. This amount has been recorded as a prepaid expense in the equity section of the balance sheet and is being amortized over a one year period. For subsequent years, the agreement requires that the lease payments be made through the issuance of 100,000 shares of the Company's common stock. If during any one year period the Company sells $1,000,000 of product from the mine, the Company has the option to purchase the mine for $500,000. In addition to the $500,000 payment, the Company will pay a 3% royalty on the gross sales from the mine.

                              ATLAS MINING COMPANY
                        Notes to The Financial Statements
           September 30, 2002 (unaudited), December 31, 2001 and 2000

NOTE 8 -       COMMITMENTS AND CONTINGENCIES (Continued)

               In July 2002, the company renewed the lease and issued 100,000 shares of common stock.

NOTE 9 -       UNAUDITED INFORMATION

               The September 30, 2002 information furnished herein was taken from the books and records of the Company without audit. However, such information reflects all adjustments which are, in the opinion of management, necessary to properly reflect the results of the nine months ended September 30, 2002, and are of a normal, recurring nature. The information present is not necessarily indicative of the results from operations expected for the full fiscal year.

                                                            --------------------------------------------------
No person is authorized to give any information or
to make any representation other than those
contained in this prospectus, and if made such
information or representation must not be relied
upon as having been given or authorized.  This
prospectus does not constitute an offer to sell or a                       ATLAS MINING COMPANY
solicitation of an offer to buy any securities other
than the securities offered by this prospectus or an                 10,000,000 Shares of Common Stock
offer to sell or a solicitation of an offer to buy
the securities in any jurisdiction to any person to
whom it is unlawful to make such offer or
solicitation in such jurisdiction.

The delivery of this prospectus shall not, under any
circumstances, create any implication that there has
been no changes in the affairs of our company since
the date of this prospectus. However, in the event of
a material change, this prospectus will be amended or
supplemented accordingly.
                                                                       [ATLAS MINING COMPANY LOGO]
                  TABLE OF CONTENTS

PROSPECTUS SUMMARY..................................1
RISK FACTORS........................................4
USE OF PROCEEDS.....................................7
DETERMINATION OF OFFERING PRICE.....................8
PLAN OF DISTRIBUTION................................9
MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF             --------------------------------------------------
OPERATION..........................................12                          PROSPECTUS
DESCRIPTION OF BUSINESS............................16       --------------------------------------------------
DESCRIPTION OF PROPERTY............................22
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND
CONTROL PERSONS....................................26
EXECUTIVE COMPENSATION.............................27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.....28
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER
MATTERS............................................29
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT.........................................30
DESCRIPTION OF SECURITIES..........................31                       __________, 2003
LEGAL PROCEEDINGS..................................31
INTEREST OF NAMED EXPERTS AND COUNSEL..............32
INDEMNIFICATION....................................32
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE................33
INDEX TO FINANCIAL STATEMENTS......................35
                                                            --------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24: INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

           a. Title 30, Chapter 1 of the Idaho Revised Statutes provides for the indemnification of a corporation's officers and directors under certain circumstances.

           b. Article VII of Registrant's Amended Articles of Incorporation provides, in part:

                       "A director shall not be held liable to the company or
               its shareholders for monetary damages for any action taken or any failure to take any action as a director except to the minimum degree required under Idaho law as it now exists or hereafter may be amended. Further, the company is authorized to indemnify, agree to indemnify, or obligate itself or advance or reimburse expenses incurred by its directors, officers, employees, or agents to the full extent of the laws of the state of Idaho as may now or hereafter exist; excepting incidents involving intentional violation of criminal law."

Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses of the offering, all of which are to be borne by the Company, are as follows

                  SEC Filing Fee*                                    $3,000
                  Printing Expenses*                                  5,000
                  Accounting Fees and Expenses*                      20,000
                  Legal Fees and Expenses*                           67,000
                  Blue Sky Fees and Expenses*                         2,000
                  Registrar and Transfer Agent Fee*                   1,000
                  Miscellaneous*                                      2,000
                  ----------------------------------------------------------
                           Total*                                  $100,000
*Estimated

Item 26: RECENT SALES OF UNREGISTERED SECURITIES

         In September 1997, the Company issued 875,000 shares of common stock (valued at $350,000) to Fausett International, Inc. for the purchase of mining equipment and tools. The issuance of the shares was exempt from registration pursuant to Section 4(2) of the Securities Act because the issuance was not a public offering.

         In 1997, Atlas issued 842,964 shares of common stock (valued at $276,157) to Sierra Silver Lead Mining Company in order to acquire Sierra Silver Lead Mining Company, an Idaho corporation. Atlas issued 1 share of the company's common stock for every 3.76 shares of Sierra Silver. The issuance of the shares was exempt from registration pursuant to Section 4(2) of the Securities Act because the issuance was not a public offering.

         In February 1999, the Company issued approximately 750,000 share of common stock (valued at $232,500) to the shareholders of Olympic Silver Resources, Inc., a Nevada corporation, in order to purchase the majority outstanding shares of Olympic. The issuance of the shares was exempt from registration pursuant to Section 4(2) of the Securities Act because the issuance was not a public offering.

         In 1999 the Company issued 96,903 shares of common stock to Park Copper and Gold Mining Company acquire 53% interest in Park Copper and Gold Mining Company. The issuance of the shares was exempt from registration pursuant to
Section 4(2) of the Securities Act because this issuance was not a public offering.

         In July, 2001, the Company issued 271,430 shares of common stock to Summa Metals Corporation for $95,000 cash payment from Summa Metals Corporation. The issuance of the shares was exempt from registration pursuant to Section 4(2) of the Securities Act because this issuance was not a public offering.

         In July, 2001, the Company issued 400,000 shares of common stock to Conjecture Silver Mines to acquire the interest in the Dragon Mine in Juab County, Utah. The issuance of the shares was exempt from registration pursuant to Section 4(2) of the Securities Act because this issuance was not a public offering.

         On July 26, 2001, the Company issued 300,000 shares of common stock to William T. Jacobson for $21,000. The issuance of the shares was exempt from registration pursuant to Section 4(2) and Rule 506 of Regulation D of the Securities Act because this issuance was not a public offering.

         In March 2002, the Company issued 440,000 shares of common stock to 4 consultants of the Company in exchange for marketing and legal advisory services. The issuance of the shares was exempt from registration pursuant to
Section 4(2) of the Securities Act because this issuance was not a public offering.

         In July, 2002, the Company issued 9,091 shares of common stock an individual for payment of $0.11 per share. The issuance of the shares was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 because this issuance was not a public offering.

         On July 17, 2002, the Company issued 8,571 shares of its common stock to an individual at a price of $0.07 per share for services rendered to the Company. The issuance of the shares was exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933 because this issuance was not a public offering.

         On July 17, 2002, the Company issued 150,000 shares of its common stock to an individual at a price of $0.10 per share for services rendered to the Company. The issuance of the shares was exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933 because this issuance was not a public offering.

         On August 21, 2002, the Company issued 50,000 shares of its common stock to an accredited investor for $0.10 per share. The issuance of the shares was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 because this issuance was not a public offering.

         On October 30, 2002, the Company issued 10,000 shares of its common stock to an individual at a price of $0.10 per share for services rendered to the company. The issuance of the shares was exempt from registration pursuant to
Section 4(2) of the Securities Act because this issuance was not a public offering.

         On October 30, 2002, the Company issued 10,000 shares of its common stock to an individual at a price of $0.10 per share for services rendered to the Company. The issuance of the shares was exempt from registration pursuant to
Section 4(2) of the Securities Act because this issuance was not a public offering.

Item 27.   EXHIBITS.

         a. The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

Number         Description
------         -----------

3.1            Articles of Incorporation, as amended(1)

3.2            Bylaws, as amended(1)

5.0            Legal Opinion of Pollet, Richardson & Patel, A Law Corporation

10.1           Atlas Mining Company Common Stock Subscription Agreement

10.2           Dragon Mine Lease Purchase Agreement(1)

10.3 Article of Merger of Sierra Silver-Lead Mining Company and Atlas Mining Company(1)

10.4           Equipment Purchase Agreement(1)

10.5           Stock Option Plan of Atlas Mining Company(1)

10.6           Incentive Stock Option Plan of Atlas Mining Company(1)

10.7           Investment Marketing Agreement(1)

10.8           Moss Adams, LLP Promissory Note(1)

10.9           CLS Mortgage Company [Promissory Note](1)

10.10          Fausett Cancellation Agreement(1)

10.11          Attorney-Client Fee Agreement(2)

10.12          Professional Adjusters Inc. Appraisal and Clyde James Resume(2)

21.0           Subsidiaries of the Registrant(1)

23.1           Independent Auditors Consent

23.2           Consent of Pollet, Richardson & Patel (included in Exhibit 5.0)

23.3           Consent of Independent Appraiser

(1) Incorporated by reference to the similarly described exhibit included in the registrant's Amendment No. 4 to its SB-2, File No. 333-72830, filed with the Commission on June 11, 2002

(2) Incorporated by reference to the similarly described exhibit included in the registrant's Amendment No. 5 to its SB-2, File No. 33-72830, filed with the Commission on July 1, 2002

Item 17.     UNDERTAKINGS.

             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

             The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. To provide, upon effectiveness, certificates in such denominations and registered in such names as are required to permit prompt delivery to each purchaser.

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

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Osburn, State of Idaho on the 27th day of December, 2002.

                                          ATLAS MINING COMPANY,
                                          an Idaho corporation

                                          /s/ William T. Jacobson
                                          ----------------------------------
                                          William T. Jacobson, President

         Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities with Atlas Mining Company and on the dates indicated.

     Dated:  January 29, 2003                  /s/ William T. Jacobson
                                            ------------------------------------
                                            William T. Jacobson, Chief Executive
                                            Officer and President (Principal
                                            Executive Officer)

     Dated:  January 29, 2003                  /s/ Jack Harvey
                                            ------------------------------------
                                            Jack Harvey, Vice President and
                                            Director

     Dated:  January 29, 2003                  /s/ Kurt Hoffman
                                            ------------------------------------
                                            Kurt Hoffman, Treasurer, Director
                                            and Principal Financial Officer

     Dated:  January 29, 2003                  /s/ Thomas E. Groce
                                            ------------------------------------
                                            Thomas E. Groce, Director

     Dated:  January 29, 2003                   /s/ Marqueta Martinez
                                            ------------------------------------
                                            Marqueta Martinez, Secretary,
                                            Principal Accounting Officer and
                                            Controller

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